Exhibit 4.6
Execution Version

BORROWER NAME:	HONEYWELL AEROSPACE INC - SYNDICATED LNS
Deal CUSIP :	43849QAA5
5yr Revolver CUSIP:	43849QAB3
U.S. $3,000,000,000
FIVE YEAR CREDIT AGREEMENT
Dated as of March 6, 2026
Among
HONEYWELL AEROSPACE INC.,
as Borrower,
and
THE INITIAL LENDERS NAMED HEREIN,
as Initial Lenders,
and
BANK OF AMERICA, N.A.,
as Administrative Agent
and
GOLDMAN SACHS BANK USA
MORGAN STANLEY SENIOR FUNDING, INC.
and
MUFG BANK, LTD.,
as Syndication Agents
and
BOFA SECURITIES, INC.,
GOLDMAN SACHS BANK USA,
MORGAN STANLEY SENIOR FUNDING, INC.,
MUFG BANK, LTD.,
CITIBANK, N.A.,
DEUTSCHE BANK AG NEW YORK BRANCH,
JPMORGAN CHASE BANK, N.A.,
MIZUHO BANK, LTD.,
SUMITOMO MITSUI BANKING CORPORATION
and
WELLS FARGO BANK, NATIONAL ASSOCIATION

as Joint Lead Arrangers and Joint Bookrunners
and
BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH,
BANCO SANTANDER, S.A., NEW YORK BRANCH,
BARCLAYS BANK PLC,
BNP PARIBAS,
CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
SOCIETE GENERALE,
STANDARD CHARTERED BANK,
THE TORONTO-DOMINION BANK, NEW YORK BRANCH,
U.S. BANK NATIONAL ASSOCIATION
and
UNICREDIT BANK GMBH, NEW YORK BRANCH
as Documentation Agents
2

i

	ARTICLE III

	CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01.	Conditions Precedent to Effective Date	60
SECTION 3.02.	Initial Advance to Each Designated Subsidiary	61
SECTION 3.03.	Conditions Precedent to Each Revolving Credit Borrowing, Swing Line Borrowing, Issuance, Commitment Increase and Extension Date	62
SECTION 3.04.	Determinations Under Section 3.01	63
SECTION 3.05.	Conditions Precedent to Effectiveness of Section 2.01.	63

	ARTICLE IV

	REPRESENTATIONS AND WARRANTIES

SECTION 4.01.	Representations and Warranties of the Company	64

	ARTICLE V

	COVENANTS OF THE COMPANY

SECTION 5.01.	Affirmative Covenants	66
SECTION 5.02.	Negative Covenants	70

	ARTICLE VI

	EVENTS OF DEFAULT

SECTION 6.01.	Events of Default	72
SECTION 6.02.	Actions in Respect of the Letters of Credit upon Default	75

	ARTICLE VII

	GUARANTEE

SECTION 7.01.	Unconditional Guarantee	76
SECTION 7.02.	Guarantee Absolute	77
SECTION 7.03.	Waivers	77
SECTION 7.04.	Remedies	77
SECTION 7.05.	No Stay	78
SECTION 7.06.	Survival	78

SCHEDULES

Schedule I - Commitments

Schedule 2.01(b) - Existing Letters of Credit

Schedule 9.02 - Certain Addresses for Notices and Administrative Agent’s Offices

EXHIBITS

Exhibit A	-	Form of Note

Exhibit B-1	-	Form of Notice of Revolving Credit Borrowing

Exhibit B-2	-	Form of Notice of Swing Line Borrowing

Exhibit C	-	Form of Assignment and Assumption

Exhibit D	-	Form of Designation Letter

Exhibit E	-	Form of Opinion of the Vice President and General Counsel of the Parent

Exhibit F	-	Form of Opinion of Counsel to a Designated Subsidiary

Exhibit G	-	Form of Parent Guaranty

FIVE YEAR CREDIT AGREEMENT
Dated as of March 6, 2026
HONEYWELL AEROSPACE INC., a Delaware corporation (the “Company”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) and swing line banks (the “Initial Swing Line Banks”) listed on the signature pages hereof, and BANK OF AMERICA, N.A. (“Bank of America”), as administrative agent (the “Administrative Agent”) for the Lenders (as hereinafter defined) and as swing line agent (the “Swing Line Agent”) for the Swing Line Banks (as hereinafter defined), hereby agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
SECTION 1.01.     Certain Defined Terms.
As used in this Agreement (this “Agreement”), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Advance” means a Revolving Credit Advance or a Swing Line Advance.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.
“Agents” means the Administrative Agent and the Swing Line Agent.
“Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Company and the Lenders.
“Agreed Currency” means Dollars or any Alternative Currency.

“Alternative Currency” means each of the following currencies, together with each other currency (other than Dollars) approved as an Alternative Currency pursuant to Section 1.08: Sterling, Japanese Yen, Euros and Canadian Dollars.
“Alternative Currency Advance” means an Alternative Currency Daily Rate Advance or an Alternative Currency Term Rate Advance, as applicable.
“Alternative Currency Daily Rate” means, for any day, with respect to any extension of credit hereunder denominated in Sterling, the rate per annum equal to SONIA determined pursuant to the definition thereof; and provided, that, if the Alternative Currency Daily Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. Any change in the Alternative Currency Daily Rate shall be effective from and including the date of such change without further notice.
“Alternative Currency Daily Rate Advance” means a Revolving Credit Advance denominated in Sterling that bears interest as provided in Section 2.08(a)(i)(C).
“Alternative Currency Term Rate” means, for any Interest Period, with respect to any extension of credit hereunder:
(a)    denominated in Euros, the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”), as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the day that is two TARGET Days preceding the first day of such Interest Period with a term equivalent to such Interest Period;
(b)    denominated in Japanese Yen, the rate per annum equal to the Tokyo Interbank Offer Rate (“TIBOR”), as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the day that is two Business Days preceding the first day of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that, to the extent such market practice is not administratively feasible for the Administrative Agent, then such date shall be such other day as otherwise reasonably determined by the Administrative Agent) with a term equivalent to such Interest Period;
(c)    denominated in Canadian Dollars, the rate per annum equal to the forward-looking term rate based on CORRA (“Term CORRA”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the day that is two Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that, to the extent such market practice is not administratively feasible for the Administrative Agent, then such date shall be such other day as otherwise reasonably determined by the Administrative Agent); and

(d)    denominated in any other Alternative Currency, the applicable benchmark rate designated by the Administrative Agent and the Borrower at the time such Alternative Currency is approved pursuant to Section 1.08, giving due consideration to then-prevailing market convention for syndicated credit facilities denominated in such currency;
provided, that, if any Alternative Currency Term Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
“Alternative Currency Term Rate Advance” means a Revolving Credit Advance denominated in an Alternative Currency that bears interest as provided in Section 2.08(a)(i)(B).
“Applicable Authority” means (a) with respect to SOFR, the SOFR Administrator or any Governmental Authority having jurisdiction over the Administrative Agent or the SOFR Administrator, (b) with respect to Term SOFR, CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR and (c) with respect to any Alternative Currency, the applicable administrator for the Relevant Rate for such Alternative Currency or any Governmental Authority having jurisdiction over the Administrative Agent or such administrator.
“Anti-Corruption Laws” means all anti-bribery or anti-corruption laws and government rules and regulations of any jurisdiction applicable to the Company or its Subsidiaries.
“Applicable Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its Applicable Lending Office.
“Applicable Letter of Credit Rate” means, as of any date, a percentage per annum equal to the Applicable Margin for Term SOFR Advances.
“Applicable Margin” means (a) for Alternative Currency Daily Rate Advances, Term Rate Advances and Swing Line Advances as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below and (b) for Base Rate Advances as of any date, a rate per annum that is 100 basis points lower than the rate determined in accordance with clause (a) above; provided that in no event shall the Applicable Margin for Base Rate Advances be lower than 0.00%.

Public Debt Rating S&P/Moody’s	Applicable Margin
Level 1 A or A2 or above	0.75%
Level 2 Lower than Level 1 but at least A- or A3	0.875%
Level 3 Lower than Level 2 but at least BBB+ or Baa1	1.00%
Level 4 Lower than Level 3 but at least BBB or Baa2	1.125%
Level 5 Lower than Level 4	1.25%
“Applicable Percentage” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below.

Public Debt Rating S&P/Moody’s	Applicable Percentage
Level 1 A or A2 or above	0.065%
Level 2 Lower than Level 1 but at least A- or A3	0.080%
Level 3 Lower than Level 2 but at least BBB+ or Baa1	0.10%
Level 4 Lower than Level 3 but at least BBB or Baa2	0.110%
Level 5 Lower than Level 4	0.125%
“Applicable Time” means, with respect to any Borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
“Arrangers” means BofA Securities, Inc., Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc., MUFG Bank, Ltd., Citibank, N.A., Deutsche Bank AG New York Branch, JPMorgan Chase Bank, N.A., Mizuho Bank, Ltd., Sumitomo Mitsui Banking Corporation and Wells Fargo Bank, National Association.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.06), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form approved by the Administrative Agent.
“Audited Financial Statements” means the audited combined financial statements of the Aerospace Technologies business of the Parent, as of December 31, 2025, as set forth in the Form 10.
“Assuming Lender” has the meaning specified in Section 2.18(d).
“Assumption Agreement” has the meaning specified in Section 2.18(d)(ii).
“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing), converting all non-Dollar amounts into the Equivalent thereof in Dollars at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any L/C Related Document related thereto, provides for one or more automatic increases in the stated amount thereof, the Available Amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such times.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank of America” means Bank of America, N.A.
“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) Term SOFR plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.21 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Base Rate Advance” means a Revolving Credit Advance denominated in Dollars that bears interest as provided in Section 2.08(a)(i)(A).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.
“Borrower” means the Company or any Designated Subsidiary, as the context requires.
“Borrowing” means a Revolving Credit Borrowing or a Swing Line Borrowing.
“Bribery Act” means the United Kingdom Bribery Act of 2010.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the applicable Agent’s Office is located; provided that:
(a)    if such day relates to any interest rate settings as to an Alternative Currency Advance denominated in Euros, any fundings, disbursements, settlements and payments in Euro in respect of any such Alternative Currency Advance, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Alternative Currency Advance, means a Business Day that is also a TARGET Day;
(b)    if such day relates to any interest rate settings as to an Alternative Currency Advance denominated in (i) Sterling, means a day other than a day banks are closed for general business in London because such day is a Saturday, Sunday or a legal holiday under the laws of the United Kingdom; and (ii) Japanese Yen, means a day other than when banks are closed for general business in Japan; and
(c)    if such day relates to any fundings, disbursements, settlements and payments in a currency other than Euro in respect of an Alternative Currency Advance denominated in a currency other than Euro, or any other dealings in any currency other than Euro to be carried out pursuant to this Agreement in respect of any such Alternative Currency Advance (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Cash Deposit Account” means an interest bearing cash deposit account to be established and maintained by the Administrative Agent, over which the Administrative Agent shall have sole dominion and control, upon such terms as may be satisfactory to the Administrative Agent.
“Change of Control” means that (i) any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended (the “Act”)) (other than (A) prior to the Spin-Off Date, the Parent, (B) the Company, (C) any Subsidiary of the Company or (D) any savings, pension or other benefit plan for the benefit of employees of the Company or its Subsidiaries) which theretofore beneficially owned less than 50% of the Voting Stock of the Company then outstanding shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Act) of 50% or more in voting power of the outstanding Voting Stock of the Company or (ii) during any period of twelve consecutive calendar months commencing at the Spin-Off Date, individuals who at the beginning of such twelve-month period were directors of the Company shall cease to constitute a majority of the board of directors of the Company, except to the extent individuals who at the beginning of such twelve-month period were replaced by individuals (x) whose election or nomination to the board was approved by a majority of the remaining board members at the time of such election or nomination or (y) who were nominated by a majority of the remaining board members at the time of such nomination and subsequently elected as directors by shareholders of the Company.
“CME” means CME Group Benchmark Administration Limited.
“Commitment” means a Revolving Credit Commitment, a Letter of Credit Commitment or a Swing Line Commitment.
“Commitment Date” has the meaning specified in Section 2.18(b).
“Commitment Increase” has the meaning specified in Section 2.18(a).
“Competitor” means a Person primarily engaged in the product and service areas of aerospace, home and building technologies, performance materials and technologies or safety and productivity solutions, as described under the heading “Competition” in the Company’s annual report on Form 10-K for the most recent fiscal year ended.
“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR, SONIA, EURIBOR, TIBOR or any proposed Successor Rate for any currency, any conforming changes to the definitions of “Base Rate”, “Term SOFR”, “SOFR”, “SONIA”, “EURIBOR”, “TIBOR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the reasonable discretion of the Administrative Agent (after consultation with the Company), to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for such currency (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for such currency exists, in such other manner of administration as the Administrative Agent (in consultation with the Company) determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).
“Consenting Lender” has the meaning specified in Section 2.19(b).
“Consolidated” refers to the consolidation of accounts in accordance with GAAP.
“Consolidated Subsidiary” means, at any time, any Subsidiary the accounts of which are required at that time to be included on a Consolidated basis in the Consolidated financial statements of the Company, assuming that such financial statements are prepared in accordance with GAAP.
“Convert”, “Conversion” and “Converted” each refers to a conversion of Revolving Credit Advances of one Type into Revolving Credit Advances of the other Type pursuant to Section 2.09, 2.12 or 2.21.
“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).
“Daily Simple SOFR” with respect to any applicable determination date means SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source); and provided, that, if Daily Simple SOFR shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. Any change in Daily Simple SOFR shall be effective from and including the date of such change without further notice.
“Debt” means, with respect to any Person: (i) indebtedness of such Person, which is not limited as to recourse to such Person, for borrowed money (whether by loan or the issuance and sale of debt securities); (ii) obligations of such Person for the deferred (for 90 days or more) purchase or acquisition price of property or services (other than trade payables incurred in the ordinary course of such Person’s business for which collection proceedings have not been commenced, provided that trade payables for which collection proceedings have commenced shall not be included in the term “Debt” so long as the payment of such trade payables is being contested in good faith and by proper proceedings and for which appropriate reserves are being maintained); (iii) indebtedness or obligations of others secured by a lien, charge or encumbrance on property of such Person whether or not such Person shall have assumed such indebtedness or obligations; (iv) obligations of such Person in respect of drawn and unreimbursed letters of credit (other than performance letters of credit, except to the extent backing an obligation of any Person which would be Debt of such Person and provided that any unreimbursed amount under commercial letters of credit shall not be counted as Debt until three (3) Business Days after such amount is drawn)), acceptance facilities, or drafts or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (v) obligations of such Person as lessee under leases that have been, in accordance with GAAP, recorded as capital leases, subject to the GAAP accounting principles in Section 1.03 hereof; and (vi) all guarantees of such Person in respect to the Debt of the kind referred to in clauses (i) through (v) above.
“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
“Defaulting Lender” means at any time, subject to Section 2.20(d), (i) any Lender that has failed for two or more Business Days to comply with its obligations under this Agreement to make an Advance, unless such Lender notifies the Administrative Agent and the Company in writing that such failure to comply is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (ii) any Lender that has notified the Administrative Agent or the Company in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (iii) any Lender that has defaulted on its funding obligations under other loan agreements or credit agreements generally or that has notified, or whose Parent Company has notified, the Administrative Agent or the Company in writing, or has stated publicly, that it does not intend to comply with its funding obligations under loan agreements or credit agreements generally (unless such writing or public statement relates to such Lenders’ obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (iv) any Lender that has, for three or more Business Days after written request of the Administrative Agent or the Company, failed to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Administrative Agent’s and the Company’s receipt of such written confirmation), or (v) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any of clauses (i) through (v) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.20(d)) upon notification of such determination by the Administrative Agent to the Company and the Lenders.
“Designated Subsidiary” means any corporate Subsidiary of the Company designated for borrowing privileges under this Agreement pursuant to Section 9.07.

“Designation Letter” means, with respect to any Designated Subsidiary, a letter in the form of Exhibit D hereto signed by such Designated Subsidiary and the Company.
“Disqualified Institution” means, on any date, (a) any Person designated by the Company as a “Disqualified Institution” by written notice delivered to the Administrative Agent not less than two Business Days prior to the date hereof, (b) any other Person that is a Competitor of the Company or any of its Subsidiaries, which Person has been designated by the Company as a “Disqualified Institution” in writing to the Administrative Agent and the Lenders (including by posting such notice to the Platform) not less than two Business Days prior to such date but which designation shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest hereunder that is otherwise permitted hereunder, but upon the effectiveness of such designation, any such party may not acquire any additional Commitments, Advances or participations, and (c) Affiliates of the persons identified pursuant to clauses (a) or (b) that are identified in writing by the Company to the Administrative Agent (other than Affiliates that are bona fide debt funds); provided that “Disqualified Institutions” shall exclude any Person that the Company has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time.
“Dollar Swing Line Advance” means a Swing Line Advance denominated in Dollars that bears interest as provided in Section 2.08(a)(ii)(B).
“Dollars” and the “$” sign each mean lawful money of the United States of America.
“DQ List” has the meaning specified in Section 9.06(g)(iv).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of any Person described in clause (a) above or (c) any entity established in an EEA Member Country that is a subsidiary of any Person described in clause (a) or (b) above and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” has the meaning specified in Section 3.01.
“Eligible Assignee” means (any Person that meets the requirements to be an assignee under Section 9.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.06(b)(iii)).

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.
“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“Equivalent” (a) in Dollars of any Alternative Currency on any date means the equivalent in Dollars of such Alternative Currency determined by using the rate of exchange for the purchase of Dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent or an Issuing Bank, as applicable) by the applicable Bloomberg screen page (or such other publicly available source for displaying exchange rates) at or about 11:00 a.m. on date that is two Business Days immediately preceding the date of determination (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as determined by the Administrative Agent or an Issuing Bank, as applicable using any method of determination it deems appropriate in its sole discretion), and (b) in any Alternative Currency of Dollars means the equivalent in such Alternative Currency of Dollars determined by using the rate of exchange for the purchase of Dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent or an Issuing Bank, as applicable) by the applicable Bloomberg screen page (or such other publicly available source for displaying exchange rates) on date that is two Business Days immediately preceding the date of determination (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as determined by the Administrative Agent or an Issuing Bank, as applicable using any method of determination it deems appropriate in its sole discretion). Any determination by the Administrative Agent or an Issuing Bank pursuant to clauses (a) or (b) above shall be conclusive absent manifest error.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” of any Person means any other Person that for purposes of Title IV of ERISA is a member of such Person’s controlled group, or under common control with such Person, within the meaning of Section 414 of the Internal Revenue Code.
“ERISA Event” with respect to any Person means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan of such Person or any of its ERISA Affiliates unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to a Plan of such Person or any of its ERISA Affiliates within the following 30 days, and the contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of such Plan is required under Section 4043(b)(3) of ERISA (taking into account Section 4043(b)(2) of ERISA) to notify the PBGC that the event is about to occur; (b) the application for a minimum funding waiver with respect to a Plan of such Person or any of its ERISA Affiliates; (c) the provision by the administrator of any Plan of such Person or any of its ERISA Affiliates of a notice of intent to terminate such Plan in a distress termination pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of such Person or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by such Person or any of its ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan of such Person or any of its ERISA Affiliates; (g) the determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan of such Person or any of its ERISA Affiliates pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.
“Escrow” means an escrow established with an independent escrow agent pursuant to an escrow agreement reasonably satisfactory in form and substance to the Person or Persons asserting the obligation of one or more Borrowers to make a payment to it or them hereunder.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Euro” means the lawful currency of the European Union as constituted by the Treaty of Rome which established the European Community, as such treaty may be amended from time to time and as referred to in the EMU legislation.
“Events of Default” has the meaning specified in Section 6.01.
“Extension Date” has the meaning specified in Section 2.19(b).

“Facility” means the Revolving Credit Facility, the Letter of Credit Facility or the Swing Line Facility.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement, or any amended or successor version to the extent substantively comparable thereto, any current or future regulations or official interpretations thereof, any similar provision of law applicable under any intergovernmental agreement pursuant to the foregoing, or any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.
“FCPA” means the United States Foreign Corrupt Practices Act of 1977.
“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Form 10” means the registration statement on Form 10 originally filed by Honeywell Aerospace Inc., a Delaware corporation (f/k/a Honeywell Aerospace LLC, a Delaware limited liability company) with the SEC on March 3, 2026, as the same may be further amended, modified, or supplemented (a) to the extent relating to (i) any updates to the financial statements, other financial information, notes thereto and other information contained or to be contained therein in respect of subsequent periods in accordance with the rules and regulations of the SEC or otherwise relating to the passage of time, (ii) information previously omitted, in whole or in part, that is added in connection with the completion of the disclosures contained in the Form 10 or (iii) information required to be included therein by applicable law or regulation or included therein in response to any comment issued by the SEC, (b) in a manner that is not, in the aggregate, material and adverse to the rights or interests of the Lenders (in their capacity as such), or (c) with the prior written approval of the Administrative Agent.
“GAAP” has the meaning specified in Section 1.03.
“Governmental Authority” means the government of the United States, any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Increase Date” has the meaning specified in Section 2.18(a).
“Increasing Lender” has the meaning specified in Section 2.18(b).
“Initial Availability Date” has the meaning specified in Section 3.05.
“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.
“Interest Payment Date” means, (a) as to any Base Rate Advance, the last Business Day of each March, June, September and December and the Termination Date, (b) as to any Alternative Currency Daily Rate Advance, the last Business Day of each calendar month and the Termination Date and (c) as to any Term Rate Advance, the last day of each Interest Period applicable to such Advance; provided, however, that if any Interest Period for a Term Rate Advance exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall be Interest Payment Dates.
“Interest Period” means for each Term Rate Advance comprising part of the same Revolving Credit Borrowing, the period commencing on the date of such Term Rate Advance or the date of the Conversion of any Base Rate Advance into such Term Rate Advance and ending on the last day of the period selected by the Borrower requesting such Borrowing pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Borrower pursuant to the provisions below. The duration of each such Interest Period for a Term Rate Advance shall be one, three or six months as the Borrower requesting the Borrowing may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:
(i)    such Borrower may not select any Interest Period that ends after the scheduled Termination Date;
(ii)    Interest Periods commencing on the same date for Term Rate Advances comprising part of the same Revolving Credit Borrowing shall be of the same duration;
(iii)    whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the immediately preceding Business Day; and
(iv)    whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“Issuing Bank” means each of Bank of America and any other Revolving Lender reasonably acceptable to the Administrative Agent that agrees to serve as an Issuing Bank and that is designated by the Borrower as an Issuing Bank by written notice to the Administrative Agent (in each case, through itself or through one of its designated Affiliates or branch offices) that expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Administrative Agent of its Letter of Credit Commitment and its Applicable Lending Office (which information shall be recorded by the Administrative Agent in the Register), for so long as such Lender shall have a Letter of Credit Commitment.
“L/C Related Documents” has the meaning specified in Section 2.07(b)(i).
“Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding or a Bail-In Action, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that a Lender Insolvency Event shall not result solely by virtue of the ownership or acquisition of any equity interest in such Person by a Governmental Authority so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Person.
“Lenders” means, collectively, (i) Initial Lenders, (ii) the Issuing Banks, (iii) the Swing Line Banks (unless the context otherwise requires), (v) each Assuming Lender that shall become a party hereto pursuant to Section 2.18 or 2.19 and (v) each Eligible Assignee that shall become a party hereto pursuant to Section 9.06.
“Letter of Credit” has the meaning specified in Section 2.01(b).
“Letter of Credit Application” has the meaning specified in Section 2.04(a).

“Letter of Credit Commitment” means, at any time, with respect to (a) Bank of America, the lesser of (x) the total Revolving Credit Commitment of Bank of America at such time and (y) the lesser of the amounts set forth in clauses (b) and (c) of the definition of “Letter of Credit Facility” and (b) in the case of any other Issuing Bank, the amount agreed to by such Issuing Bank at the time of its designation as an Issuing Bank pursuant to the definition of “Issuing Bank,” in each case as set forth for such Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 9.06(c) as such Issuing Bank’s “Letter of Credit Commitment,” as such amount may be reduced prior to such time pursuant to Section 2.06; provided, however, for the avoidance of doubt, that each Issuing Bank’s Letter of Credit Commitment shall be at all times no less than its respective Revolving Credit Commitment as a Lender.
“Letter of Credit Facility” means, at any time, an amount equal to the least of (a) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time, (b) $500,000,000 and (c) the aggregate amount of the Revolving Credit Commitments, as such amount may be reduced at or prior to such time pursuant to Section 2.06. The Letter of Credit Facility is part of, and not in addition to, the Revolving Credit Commitments.
“Lien” means any lien, mortgage, pledge, security interest or other charge or encumbrance of any kind.
“Loan Document” means, collectively, this Agreement, the Parent Guaranty, each Note, each Designation Letter, each Letter of Credit Application and each Assignment and Assumption.
“Majority Lenders” means at any time Lenders holding more than 50% of the then aggregate principal amount (based on the Equivalent in Dollars at such time) of the Revolving Credit Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having more than 50% of the Revolving Credit Commitments; provided that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Majority Lenders at such time the Revolving Credit Commitments of such Lender at such time.
“Material Adverse Change” means any material adverse change in the financial condition or results of operations of the Company and its Consolidated Subsidiaries taken as a whole.
“Material Adverse Effect” means a material adverse effect on (a) the financial condition or results of operations of the Company and its Consolidated Subsidiaries taken as a whole, (b) the rights and remedies of any Agent or any Lender under this Agreement or any Note or (c) the ability of the Borrowers to perform their obligations under this Agreement or any Note.
“Material Subsidiary” means (a) as of any date of determination, any Consolidated Subsidiary of the Company (i) whose revenues are greater than 10% of the consolidated revenues of the Company and its Subsidiaries for the most recent fiscal year of the Company for which financial statements are available or (ii) the book value of whose assets is greater than 10% of the book value of the total consolidated assets of the Company and its Subsidiaries as of the end of such fiscal year, in each case determined in accordance with GAAP and (b) each Designated Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc., or any successor by merger or consolidation to the business thereof.
“Multiemployer Plan” of any Person means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which such Person or any of its ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
“Multiple Employer Plan” of any Person means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of such Person or any of its ERISA Affiliates and at least one Person other than such Person or any of its ERISA Affiliates or (b) was so maintained and in respect of which such Person or any of its ERISA Affiliates could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
“Net Tangible Assets of the Company and its Consolidated Subsidiaries”, as at any particular date of determination, means the total amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets, as set forth in the most recent balance sheet of the Company and its Consolidated Subsidiaries and computed in accordance with GAAP. For purposes of covenant compliance, with respect to any transaction, if such transaction was permitted under this Agreement based on the calculation of Net Tangible Assets of the Company and its Consolidated Subsidiaries as of the date of such transaction, such transactions shall not constitute a Default or an Event of Default due to the fact that the applicable test is not met in any subsequent period.
“Non-Consenting Lender” has the meaning specified in Section 2.19(b).
“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.
“Note” means a promissory note of any Borrower payable to any Lender, delivered pursuant to a request made under Section 2.17 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Revolving Credit Advances made by such Lender to such Borrower.
“Notice of Issuance” has the meaning specified in Section 2.04(a).
“Notice of Revolving Credit Borrowing” has the meaning specified in Section 2.02(a).
“Notice of Swing Line Borrowing” has the meaning specified in Section 2.02(b).
“Obligations” has the meaning specified in Section 7.01(b).

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, Daily Simple SOFR and (b) with respect to any amount denominated in Euros, the applicable euro short term rate (based on the wholesale euro unsecured overnight borrowing costs of euro area banks) published by European Central Bank ) as “€STR” as of 8:00 A.M. (London Time) on the date of determination; provided, that if the Overnight Rate is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Parent” means Honeywell International Inc., a Delaware corporation.
“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
“Parent Guaranty” means that guaranty agreement substantially in the form of Exhibit G executed by the Parent in favor of the Lenders, and delivered to the Administrative Agent.
“Participant” has the meaning specified in Section 9.06(d).
“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).
“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
“Plan” means a Single Employer Plan or a Multiple Employer Plan.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Debt Rating” means, as of any date, the highest rating that has been most recently announced by either S&P or Moody’s, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Company. For purposes of the foregoing, (a) if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the Applicable Percentage and the Applicable Margin, for Term Rate Advances, shall be determined by reference to the available rating; (b) if neither S&P nor Moody’s shall have in effect a Public Debt Rating, the Applicable Percentage and the Applicable Margin, for Term Rate Advances, will be set in accordance with Level 5 under the definition of “Applicable Percentage” or “Applicable Margin”, as the case may be; (c) if the ratings established by S&P and Moody’s shall fall within different levels, the Applicable Percentage and the Applicable Margin for Term Rate Advances shall be based upon the higher rating; provided that if the lower of such ratings is more than one level below the higher of such ratings, the Applicable Percentage and the Applicable Margin, for Term Rate Advances, shall be determined by reference to the level that is one level above such lower rating; (d) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

“Ratable Share” of any amount means, with respect to any Lender at any time, the product of (a) a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time and the denominator of which is the aggregate Revolving Credit Commitments at such time and (b) such amount.
“Rating Condition” has the meaning specified in Section 2.06(c)(ii).
“Rating Condition Notice” has the meaning specified in Section 2.06(c)(ii).
“Register” has the meaning specified in Section 9.06(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Relevant Rate” means with respect to any Borrowing denominated in (a) Dollars, Term SOFR, (b) Sterling, SONIA, (c) Euros, EURIBOR, (d) Japanese Yen, TIBOR, (e) Canadian Dollars, Term CORRA, and (f) any other Alternative Currency, the applicable Alternative Currency Term Rate, as applicable.
“Reorganization” means the series of transactions that the Parent and its Subsidiaries may undertake that will, among other things, result in the allocation and transfer, conveyance or assignment to, or assumption by, Honeywell Aerospace Inc. and Honeywell Aerospace Inc.’s Subsidiaries of the assets and liabilities in respect of the activities of the Aerospace Technologies business (subject to certain exceptions) and certain other current and former businesses and activities and liabilities of the Parent and its Subsidiaries.
“Rescindable Amount” has the meaning specified in Section 2.13(e).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Property” means (a) any property of the Company located within the United States of America that, in the opinion of the Company’s board of directors, is a principal manufacturing property or (b) any shares of capital stock or Debt of any Subsidiary owning any such property.
“Revolving Credit Advance” means an advance by a Lender to any Borrower as part of a Revolving Credit Borrowing and refers to a Base Rate Advance, an Alternative Currency Daily Rate Advance or a Term Rate Advance (each of which shall be a “Type” of Revolving Credit Advance).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type, in the same currency and, in the case of Term Rate Advances, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
“Revolving Credit Commitment” means as to any Lender (i) the Dollar amount set forth opposite its name on Schedule I hereto under the caption “Revolving Credit Commitment”, (ii) if such Lender has become a Lender hereunder pursuant to an Assumption Agreement, the Dollar amount set forth in such Assumption Agreement or (iii) if such Lender has entered into any Assignment and Assumption, the Dollar amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.06(c) as such Lender’s Revolving Credit Commitment, in each case as the same may be terminated or reduced, as the case may be, pursuant to Section 2.06 or increased pursuant to Section 2.18 (and, in the case of a Swing Line Bank, its Revolving Credit Commitment or that of its affiliate shall include such Swing Line Bank’s Swing Line Commitment).
“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Commitments, as such amount may be reduced at or prior to such time pursuant to Section 2.06.
“Sanctioned Country” means, at any time, a country, region or territory which is the target of any comprehensive (but not list based) Sanctions that broadly prohibit dealings with such country, region or territory (as of the date of this Agreement, Cuba, Iran, North Korea, the Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic regions of Ukraine and non-government controlled areas of the Zaporizhzhia and Kherson regions of Ukraine).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or by the United Nations Security Council, His Majesty’s Treasury of the United Kingdom, Canada, the European Union or any EU member state, (b) any Person located, organized or resident in a Sanctioned Country to the extent such Person is subject to Sanctions or (c) any Person controlled or more than 50 percent owned by any such Person.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, Canada, the European Union or His Majesty’s Treasury of the United Kingdom.
“SEC” has the meaning specified in Section 5.01(h)(iii).
“Single Employer Plan” of any Person means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of such Person or any of its ERISA Affiliates and no Person other than such Person and its ERISA Affiliates or (b) was so maintained and in respect of which such Person or any of its ERISA Affiliates could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SONIA” means, with respect to any applicable determination date, a rate equal to the Sterling Overnight Index Average Reference Rate published on the fifth Business Day preceding such date on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time in agreement with the Company); provided however that if such determination date is not a Business Day, SONIA means such rate that applied on the first Business Day immediately prior thereto.
“S&P” means S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, or any successor by merger or consolidation to the business thereof.
“Spin-Off” means the distribution (as defined in the Form 10), as more fully described in the Form 10.
“Spin-Off Date” means the distribution date (as defined in the Form 10).
“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.
“Successor Rate” has the meaning specified in Section 2.21.
“Swing Line Advance” means an advance by a Swing Line Bank to any Borrower as part of a Swing Line Borrowing and refers to a Dollar Swing Line Advance (which shall be a “Type” of Swing Line Advance).
“Swing Line Agent” means Bank of America, N.A.
“Swing Line Bank” means each Initial Swing Line Bank and any other Lender acceptable to the Company and the Swing Line Agent that agrees to perform the duties of a Swing Line Bank hereunder.

“Swing Line Borrowing” means a borrowing consisting of simultaneous Swing Line Advances made by each of the Swing Line Banks pursuant to Section 2.01(c).
“Swing Line Commitment” means as to any Lender (i) the amount set forth opposite such Lender’s name on Schedule I hereof or (ii) if such Lender has entered into an Assignment and Assumption, the amount set forth for such Lender in the Register maintained by the Swing Line Agent pursuant to Section 9.06(c), in each case as such amount may be reduced pursuant to Section 2.06; provided, however, for the avoidance of doubt, that each Lender’s Swing Line Commitment shall be at all times no less than its respective Revolving Credit Commitment.
“Swing Line Facility” means, at any time, the aggregate amount of the Swing Line Banks’ Swing Line Commitments at such time.
“Swing Line Maturity Date” has the meaning specified in Section 2.02(b).
“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.
“TARGET Day” means any day on which T2 is open for the settlement of payments in Euro.
“Term Rate Advance” means a Term SOFR Advance or an Alternative Currency Term Rate Advance.
“Term SOFR” means:
(a)     for any Interest Period with respect to a Term SOFR Advance, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; and
(b)     for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day;
provided that if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, the Term SOFR shall be deemed zero for purposes of this Agreement.
“Term SOFR Advance” means a Revolving Credit Advance that bears interest at a rate based on clause (a) of the definition of Term SOFR.
“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Termination Date” means the earlier of (a) March 6, 2031, subject to the extension thereof pursuant to Section 2.19 and (b) the date of termination in whole of the Commitments pursuant to Section 2.06 or Section 6.01 or, if all Lenders elect to terminate their Commitments as provided therein, Section 2.06(d); provided, however, that the Termination Date of any Lender that is a Non-Consenting Lender to any requested extension pursuant to Section 2.19 shall be the Termination Date in effect immediately prior to the applicable Extension Date for all purposes of this Agreement. If any Termination Date is not a Business Day, the Termination Date shall be the immediately preceding Business Day.
“Threatened” means, with respect to any action, suit, investigation, litigation or proceeding, a written communication to the Company or a Designated Subsidiary, as the case may be, expressing an intention to immediately bring such action, suit, investigation, litigation or proceeding.
“Transactions” means, collectively, (a) the execution, delivery and performance by each Loan Party of the Loan Documents (including this Agreement) to which it is to be a party, the borrowing of Advances and the use of the proceeds thereof, (b) the Spin-Off, together with the Reorganization and all other transactions pursuant to, and the execution, delivery and performance of, the agreements and instruments contemplated by the Form 10, to be entered into in connection with the Reorganization and the Spin-Off, (c) Honeywell Aerospace Inc.’s issuance of certain unsecured notes and entry into revolving credit facilities and a commercial paper program, along with the related limited guarantees by the Parent and the use of proceeds therefrom, including to make a cash distribution to the Parent, and the entry into all documentation related to the foregoing, and (d) the debt for debt exchange, including the issuance of certain unsecured notes and entry into a term loan facility, and the entry into all documentation related to the foregoing.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unissued Letter of Credit Commitment” means, with respect to any Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit to any Borrower in an amount (converting all non-Dollar amounts into the then Equivalent thereof in Dollars) equal to the excess of (a) the amount of its Letter of Credit Commitment over (b) the aggregate Available Amount of all Letters of Credit issued by such Issuing Bank.

“Unused Commitment” means, with respect to each Lender at any time, (a) the amount of such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances (based in respect of any Advances denominated in an Alternative Currency on the Equivalent in Dollars at such time) made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (ii) such Lender’s Ratable Share of (A) the aggregate Available Amount of all the Letters of Credit outstanding at such time (based in respect of any Letters of Credit denominated in an Alternative Currency on the Equivalent in Dollars at such time) and (B) the aggregate principal amount of all Swing Line Advances outstanding at such time; provided, further, that each Lender’s Revolving Credit Commitment shall be deemed used from time to time (x) to the extent of the Swing Line Advances made by it or its affiliate that is a Swing Line Bank and (y) to the extent of the aggregate Available Amount of all the Letters of Credit outstanding at such time issued by it or its affiliate that is an Issuing Bank.
“Unused Commitment (Fee Calculation)” means, with respect to each Lender at any time, (a) the amount of such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances (based in respect of any Advances denominated in an Alternative Currency on the Equivalent in Dollars at such time) made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (ii) such Lender’s Ratable Share of the aggregate Available Amount of all the Letters of Credit outstanding at such time (based in respect of any Letters of Credit denominated in an Alternative Currency on the Equivalent in Dollars at such time).
“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.
“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02.     Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.
SECTION 1.03.     Accounting Terms. All accounting terms not specifically defined herein shall be construed, and all financial computations and determinations pursuant hereto shall be made, in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) (“GAAP”); provided, however, that, if any changes in accounting principles from those used in the preparation of such financial statements have been required by the rules, regulations, pronouncements or opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) and have been adopted by the Company with the agreement of its independent certified public accountants, the Lenders agree to consider a request by the Company to amend this Agreement to take account of such changes.
SECTION 1.04.     Other Interpretive Provisions. Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, shall be deemed to apply to a division under Delaware law (or any comparable event under a different jurisdiction’s laws) of or by a limited liability company, or a division of assets to a series of a limited liability company (or the unwinding of such a division) (whether pursuant to a “plan of division” or similar arrangement), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, as applicable, to, of or with a separate Person.  Any such division of a limited liability company shall constitute a separate Person hereunder (and each such division of any limited liability company that is a Subsidiary shall also constitute such a Person or entity).
SECTION 1.05.     Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time (based in respect of any Letter of Credit denominated in an Alternative Currency on the Equivalent in Dollars determined at such time); provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any L/C Related Documents related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount (based in respect of any Letter of Credit denominated in an Alternative Currency on the Equivalent in Dollars determined at such time) of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

SECTION 1.06.     Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrowers.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.
SECTION 1.07.     Debt Denominated in Foreign Currency. For the purposes of covenant compliance, the Dollar-equivalent principal amount of any Debt denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Debt was incurred.
SECTION 1.08.     Additional Alternative Currencies. (a) The Company may from time to time request that Loans be made in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. Any such request shall be subject to the approval of the Administrative Agent and all Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the Issuing Bank.
(b)     Any such request shall be made to the Administrative Agent not later than 11:00 a.m., New York City time, twenty Business Days prior to the date of the desired Borrowing or issuance of a Letter of Credit (or such other time or date as may be agreed by the Administrative Agent in its sole discretion and, in the case of any such request pertaining to Letters of Credit, the Issuing Bank, in its or their sole discretion). The Administrative Agent shall promptly notify each Lender or Issuing Bank thereof. Each Lender or Issuing Bank shall notify the Administrative Agent, not later than 11:00 a.m. (New York City time), ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Loans or the issuance of such Letter of Credit, as the case may be, in such requested currency.
(c)     Any failure by a Lender or Issuing Bank to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or Issuing Bank to permit Advances to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Advances in such requested currency and the Administrative Agent and such Lenders reasonably determine that an appropriate interest rate is available to be used for such requested currency, the Administrative Agent shall so notify the Company and (i) the Administrative

Agent and such Lenders may amend the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate and (ii) to the extent the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency for purposes of any Alternative Currency Advance. If the Administrative Agent and the Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Company and (i) the Administrative Agent and the Issuing Bank may amend the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate and (ii) to the extent the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency, for purposes of any Letter of Credit issuances with respect to such Issuing Bank. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.08, the Administrative Agent shall promptly so notify the Company.
ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT
SECTION 2.01.     The Revolving Credit Advances, Letters of Credit and Swing Line Advances. (a) Revolving Credit Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Advances to any Borrower from time to time on any Business Day during the period from the Initial Availability Date until the Termination Date in an aggregate amount (based in respect of any Revolving Credit Advance denominated in an Alternative Currency on the Equivalent in Dollars determined on the date of delivery of the applicable Notice of Revolving Credit Borrowing), not to exceed such Lender’s Unused Commitment. Each Revolving Credit Borrowing shall be in an aggregate amount not less than $10,000,000 (or the Equivalent thereof in any Alternative Currency determined on the date of delivery of the applicable Notice of Revolving Credit Borrowing) or an integral multiple of $1,000,000 (or the Equivalent thereof in any Alternative Currency determined on the date of delivery of the applicable Notice of Revolving Credit Borrowing) in excess thereof and shall consist of Revolving Credit Advances of the same Type made on the same day by the Lenders ratably according to their respective Revolving Credit Commitments; provided, however, that if there is no unused portion of the Commitment of one or more Lenders at the time of any requested Revolving Credit Borrowing such Borrowing shall consist of Revolving Credit Advances of the same Type made on the same day by the Lender or Lenders who do then have an Unused Commitment ratably according to the aggregate Unused Commitments. Within the limits of each Lender’s Revolving Credit Commitment, any Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(a).

(b)     Letters of Credit. Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue standby, performance and financial letters of credit (each, a “Letter of Credit”) in Dollars or any Alternative Currency for the account of any Borrower from time to time on any Business Day during the period from the Initial Availability Date until 30 days before the Termination Date (i) in an aggregate Available Amount for all Letters of Credit issued by all Issuing Banks not to exceed at any time the Letter of Credit Facility at such time, (ii) in an amount for each Issuing Bank not to exceed the amount of such Issuing Banks’ Letter of Credit Commitment or Unused Commitment at such time and (iii) in an amount for each such Letter of Credit not to exceed an amount equal to the Unused Commitments of the Lenders at such time, in each case, converting all non-Dollar amounts into the Equivalent thereof in Dollars; provided that any Borrower may request that Letters of Credit be issued for the account of any of its Subsidiaries (without designating such Subsidiary as a Designated Subsidiary) so long as such Borrower remains obligated for the reimbursement of any drawings under such Letters of Credit under the terms of this Agreement. No Letter of Credit shall have an expiration date (including all rights of the applicable Borrower or the beneficiary to require renewal) of later than the Termination Date, provided that no Letter of Credit may expire after the Termination Date of any Non-Consenting Lender if, after giving effect to such issuance, the aggregate Revolving Credit Commitments of the Consenting Lenders (including any replacement Lenders) for the period following such Termination Date would be less than the Available Amount of the Letters of Credit expiring after such Termination Date. Within the limits referred to above, any Borrower may request the issuance of Letters of Credit under this Section 2.01(b), repay any Revolving Credit Advances resulting from drawings thereunder pursuant to Section 2.04(c) and request the issuance of additional Letters of Credit under this Section 2.01(b). Each letter of credit listed on Schedule 2.01(b) shall be deemed to constitute a Letter of Credit issued hereunder, and each Lender that is an issuer of such a Letter of Credit shall, for purposes of Section 2.04, be deemed to be an Issuing Bank for each such letter of credit, provided that any renewal or replacement of any such letter of credit shall be issued by an Issuing Bank pursuant to the terms of this Agreement. The terms “issue”, “issued”, “issuance” and all similar terms, when applied to a Letter of Credit, shall include any renewal, extension or amendment thereof.
(c)     The Swing Line Advances. Each Swing Line Bank severally agrees, on the terms and conditions hereinafter set forth, to make Swing Line Advances in Dollars to any Borrower from time to time on any Business Day during the period from the Initial Availability Date until the Termination Date in an aggregate amount outstanding not to exceed at any time the lesser of (i) such Swing Line Bank’s Swing Line Commitment or Unused Commitment at such time and (ii) the Unused Commitments of the Lenders at such time. Each Swing Line Borrowing shall be in an aggregate amount of no less than $1,000,000. Each Swing Line Borrowing shall consist of Swing Line Advances of the same Type made on the same day by the Swing Line Banks ratably according to their respective Swing Line Commitments. Within the limits of the Swing Line Facility and within the limits referred to in clause (ii) above, the Borrowers may borrow under this 2.01(c), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(c).
(d)     Relationship of the Swing Line Facility with the Revolving Credit Facility. The Revolving Credit Facility may be used by way of Swing Line Advances. The Swing Line Facility is not independent of the Revolving Credit Facility.

SECTION 2.02.     Making the Revolving Credit Advances and Swing Line Advances. (a) Each Revolving Credit Borrowing shall be made on notice, given not later than (x) 10:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Alternative Currency Term Rate Advances or Alternative Currency Daily Rate Advances, (y) 11:00 A.M. (New York City time) on the second Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Term SOFR Advances or (z) 9:00 A.M. (New York City time) on the day of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Base Rate Advances, by any Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier. Each such notice of a Revolving Credit Borrowing (a “Notice of Revolving Credit Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier in substantially the form of Exhibit B-1 hereto, specifying therein the requested (i) date of such Revolving Credit Borrowing, (ii) Type of Advances comprising such Revolving Credit Borrowing, (iii) aggregate amount of such Revolving Credit Borrowing, and (iv) in the case of a Revolving Credit Borrowing consisting of Term Rate Advances, initial Interest Period and currency for each such Revolving Credit Advance. Each Lender shall, before 12:00 P.M. (New York City time) on the date of such Revolving Credit Borrowing, in the case of a Revolving Credit Borrowing consisting of Advances denominated in Dollars, and not later than the Applicable Time on the date of such Revolving Credit Borrowing, in the case of a Revolving Credit Borrowing consisting of Alternative Currency Rate Advances, make available for the account of its Applicable Lending Office to the Administrative Agent at the applicable Agent’s Office, in same day funds, such Lender’s ratable portion (as determined in accordance with Section 2.01) of such Revolving Credit Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower requesting the Revolving Credit Borrowing at the Administrative Agent’s aforesaid address or at the applicable Agent’s Office, as the case may be; provided, however, that the Administrative Agent shall first make a portion of such funds equal to the aggregate principal amount of any Swing Line Advances made by the Swing Line Banks in the same currency as the requested Revolving Credit Advance and outstanding on the date of such Revolving Credit Borrowing, plus interest accrued and unpaid thereon to and as of such date, available to the Swing Line Banks and such other Lenders for repayment of such Swing Line Advances.
(b)     Each Swing Line Borrowing shall be made on notice, given not later than 9:30 A.M. (London time) on the date of the proposed Swing Line Borrowing, by the applicable Borrower to the Swing Line Agent which shall give to each Swing Line Bank and the Administrative Agent and prompt notice thereof by facsimile. Each such notice of a Swing Line Borrowing (a “Notice of Swing Line Borrowing”) shall be by facsimile, such notice to be in substantially the form of Exhibit B-2 hereto, specifying therein the requested (i) date of such Swing Line Borrowing, (ii) Type of Swing Line Advances comprising such Swing Line Borrowing, (iii) aggregate amount of such Swing Line Borrowing, and (iv) the maturity date thereof, which shall be no later than five Business Days after the date of such Swing Line Advance (the “Swing Line Maturity Date”). Each Swing Line Bank shall, before 11:00 A.M. (London time) on the date of such Swing Line Borrowing, make available for the account of its Applicable Lending Office to the Swing Line Agent, in same day funds, such Swing Line Bank’s ratable portion of such Swing Line Borrowing. After receipt of such funds by the Swing Line Agent and upon fulfillment of the applicable conditions set forth in Article III, the Swing Line Agent will make such funds available to the relevant Borrower as specified in the applicable Notice of Swing Line Borrowing.

(c)     Anything in subsection (a) or (b) above to the contrary notwithstanding, a Borrower may not select Term Rate Advances or Alternative Currency Daily Rate Advances for any proposed Revolving Credit Borrowing if the obligation of the Lenders to make such Advances shall then be suspended pursuant to Section 2.09, 2.12 or 2.21.
(d)     Each Notice of Revolving Credit Borrowing and Notice of Swing Line Borrowing of any Borrower shall be irrevocable and binding on such Borrower. In the case of any Revolving Credit Borrowing that the related Notice of Revolving Credit Borrowing specifies is to be comprised of Advances other than Base Rate Advances, the Borrower requesting such Revolving Credit Borrowing shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure by such Borrower to fulfill on or before the date specified in such Notice of Revolving Credit Borrowing for such Revolving Credit Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Revolving Credit Advance to be made by such Lender as part of such Revolving Credit Borrowing when such Revolving Credit Advance, as a result of such failure, is not made on such date. The Borrower requesting a Swing Line Borrowing shall indemnify each Swing Line Bank against any loss, cost or expense incurred by such Swing Line Bank as a result of any failure to fulfill on or before the date specified in such Notice of Swing Line Borrowing for such Swing Line Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Swing Line Bank to fund the Swing Line Advance to be made by such Swing Line Bank as part of such Swing Line Borrowing when such Swing Line Advance, as a result of such failure, is not made on such date.
(e)      (i) Unless the Administrative Agent shall have received notice from a Lender prior to the time of any Revolving Credit Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Revolving Credit Borrowing the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Revolving Credit Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower proposing such Revolving Credit Borrowing on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and such Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent, at (x) in the case of such Borrower, the higher of (A) the interest rate applicable at the time to Revolving Credit Advances comprising such Revolving Credit Borrowing and (B) the cost of funds incurred by the Administrative Agent in respect of such amount and (y) in the case of such Lender, the greater of (1)(A) the Federal Funds Rate in the case of Advances denominated in Dollars or (B) the cost of funds incurred by the Administrative Agent in respect of such amount in the case of Advances denominated in any Alternative Currency and (2) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Revolving Credit Advance as part of such Revolving Credit Borrowing for purposes of this Agreement.

(ii)     Unless the Swing Line Agent shall have received notice from a Swing Line Bank prior to 11:00 A.M. (London time) on the day of any Swing Line Borrowing that such Swing Line Bank will not make available to the Swing Line Agent such Swing Line Bank’s ratable portion of such Swing Line Borrowing, the Swing Line Agent may assume that such Swing Line Bank has made such portion available to the Swing Line Agent on the date of such Swing Line Borrowing in accordance with subsection (b) of this Section 2.02 and the Swing Line Agent may, in reliance upon such assumption, make available to the Borrower proposing such Swing Line Borrowing on such date a corresponding amount. If and to the extent that such Swing Line Bank shall not have so made such ratable portion available to the Swing Line Agent such Swing Line Bank and such Borrower severally agree to repay to the Swing Line Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Swing Line Agent at (x) in the case of such Borrower, the higher of (A) the interest rate applicable at the time to Swing Line Advances comprising such Swing Line Borrowing and (B) the cost of funds incurred by the Swing Line Agent in respect of such amount, and (y) in the case of such Swing Line Bank, the cost of funds incurred by the Swing Line Agent in respect of such amount. If such Swing Line Bank shall repay to the Swing Line Agent such corresponding amount, such amount so repaid shall constitute such Swing Line Bank’s Swing Line Advance as part of such Swing Line Borrowing for purposes of this Agreement.
(f)     (i) The failure of any Lender to make the Revolving Credit Advance to be made by it as part of any Revolving Credit Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Credit Advance on the date of such Revolving Credit Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Advance to be made by such other Lender on the date of any Revolving Credit Borrowing.
(ii)     The failure of any Swing Line Bank to make the Swing Line Advance to be made by it as part of any Swing Line Borrowing shall not relieve any other Swing Line Bank of its obligation hereunder to make its Swing Line Advance on the date of such Swing Line Borrowing, but no Swing Line Bank shall be responsible for the failure of any other Swing Line Bank to make the Swing Line Advance to be made by such other Swing Line Bank on the date of any Swing Line Borrowing.

(g)     If the respective Unused Commitments of the Lenders on the first day of an Interest Period for any Revolving Credit Borrowing are different from the respective Unused Commitments of the Lenders on the last day of such Interest Period, the Administrative Agent shall so notify the Lenders and the respective Revolving Credit Advances shall be reallocated among the Lenders so that, after giving effect to such reallocation, the Revolving Credit Advances comprising such Revolving Credit Borrowing and continuing into the subsequent Interest Period are funded by the Lenders ratably according to their respective Unused Commitments on such last day. Each Lender agrees that the conditions precedent set forth in Section 3.03 shall not apply to any additional amounts required to be funded by such Lender pursuant to this Section 2.02(g).
SECTION 2.03.     [Reserved].
SECTION 2.04.     Issuance of and Drawings and Reimbursement Under Letters of Credit. (a) Request for Issuance. (i) Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the fifth Business Day prior to the date of the proposed issuance of such Letter of Credit (or on such shorter notice as the applicable Issuing Bank may agree), by any Borrower to any Issuing Bank, and such Issuing Bank shall give the Administrative Agent, prompt notice thereof by facsimile. Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telephone, confirmed immediately in writing, or facsimile, specifying therein the requested (A) date of such issuance (which shall be a Business Day), (B) Available Amount and currency (which shall be an Alternative Currency or Dollars) of such Letter of Credit, (C) expiration date of such Letter of Credit (which shall not be later than the Termination Date), (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit, and shall be accompanied by such customary application and agreement for letter of credit as such Issuing Bank may specify to the Borrower requesting such issuance for use in connection with such requested Letter of Credit (a “Letter of Credit Application”). If (A) the requested form of such Letter of Credit, in the reasonable judgment of the Issuing Bank, conforms to standard practices of financial institutions that regularly issue letters of credit, (B) the issuance of a letter of credit to the beneficiary of such Letter of Credit would not, in the reasonable judgment of the Issuing Bank, violate or conflict with (y) any regulatory or legal restriction applicable to the Issuing Bank, or (z) any internal policy, procedure or guideline of, the Issuing Bank that is consistent with standard practices of financial institutions that regularly issue letters of credit and (C) the Issuing Bank has not received written notice form any Lender, the Administrative Agent or any Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 3.03 shall not be satisfied, then such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower requesting such issuance at its office referred to in Section 9.02 or as otherwise agreed with such Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Application shall conflict with this Agreement, the provisions of this Agreement shall govern. An Issuing Bank that issues a Letter of Credit which expires prior to the Termination Date but provides for automatic extension of the expiry date will not exercise its right to prevent the automatic extension of the expiry date unless (i) the applicable conditions set forth in Section 3.03 are not satisfied as to the date of such Issuing Bank’s required notice of non-extension, or (ii) such automatic extension would extend the expiry date beyond the Termination Date.

(b)     Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Ratable Share of the Available Amount of such Letter of Credit. Each Borrower hereby agrees to each such participation. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Ratable Share of each drawing made under a Letter of Credit funded by such Issuing Bank and not reimbursed by the applicable Borrower on the date made, or of any reimbursement payment required to be refunded to any Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Ratable Share of the Available Amount of such Letter of Credit at each time such Lender’s Revolving Credit Commitment is amended pursuant to the operation of Sections 2.06(b), (c) or (d), an assignment in accordance with Section 9.06 or otherwise pursuant to this Agreement.
(c)     Drawing and Reimbursement. The payment by an Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by any such Issuing Bank of a Revolving Credit Advance, which, in the case of Letters of Credit denominated in Dollars, shall be a Base Rate Advance, in the amount of such draft or, in the case of a Letter of Credit denominated in any Alternative Currency, shall be a Base Rate Advance in the Equivalent in Dollars on such fifth Business Day for the amount of such draft. Each Issuing Bank shall give prompt notice (and such Issuing Bank will use its commercially reasonable efforts to deliver such notice within one Business Day) of each drawing under any Letter of Credit issued by it to the Company, the applicable Borrower (if not the Company) and the Administrative Agent. Upon written demand by such Issuing Bank, with a copy of such demand to the Administrative Agent and the Company, each Lender shall pay to the Administrative Agent such Lender’s Ratable Share of such outstanding Revolving Credit Advance, by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of such Issuing Bank, by deposit to the account at the applicable Agent’s Office, in same day funds, an amount equal to the portion of the outstanding principal amount of such Revolving Credit Advance to be funded by such Lender, provided that the Lenders shall not be required to fund such Revolving Credit Advances resulting from drawings under a Letter of Credit denominated in any Alternative Currency until such Advance is exchanged for the Equivalent in Dollars and is a Base Rate Advance. Each Lender acknowledges and agrees that its obligation to make Revolving Credit Advances pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly after receipt thereof, the Administrative Agent shall transfer such funds to such Issuing Bank. Each Lender agrees to fund its Ratable Share of an outstanding Revolving Credit Advance on (i) the Business Day on which demand therefor is made by such Issuing Bank, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. If and to the extent that any Lender shall not have so made the amount of such Revolving Credit Advance available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by any such Issuing Bank until the date such amount is paid to the Administrative Agent, at the greater of the Federal Funds Rate in the case of Advances denominated in Dollars and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for its account or the account of such Issuing Bank, as applicable. If such Lender shall pay to the Administrative Agent such amount for the account of any such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Revolving Credit Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Revolving Credit Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.
(d)     Letter of Credit Reports. Each Issuing Bank shall furnish (A) to the Administrative Agent (with a copy to the Company) on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit during the preceding month and drawings during such month under all Letters of Credit and (B) to the Administrative Agent (with a copy to the Company) on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit.
(e)     Failure to Make Advances. The failure of any Lender to make the Revolving Credit Advance to be made by it on the date specified in Section 2.04(c) shall not relieve any other Lender of its obligation hereunder to make its Revolving Credit Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Advance to be made by such other Lender on such date.
SECTION 2.05.     Fees. (a) Commitment Fee. The Company agrees to pay to the Administrative Agent for the account of each Lender a commitment fee on the aggregate amount of such Lender’s Unused Commitment (Fee Calculation) from the Initial Availability Date in the case of each Initial Lender and from the effective date specified in the Assumption Agreement or in the Assignment and Assumption pursuant to which it became a Lender in the case of each other Lender until the Termination Date at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing June 30, 2026, and on the Termination Date, provided that no Defaulting Lender shall be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)     Letter of Credit Fees. (i) Each Borrower shall pay to the Administrative Agent for the account of each Lender a fee on such Lender’s Ratable Share of the sum of (x) the actual daily aggregate Available Amount of all Letters of Credit issued at the request of such Borrower and outstanding from time to time and (y) any Advances bearing interest determined by reference to a rate other than the Base Rate as provided in Section 2.04(c) and outstanding from time to time, at a rate per annum equal to the Applicable Letter of Credit Rate in effect from time to time, during such calendar quarter, payable in arrears quarterly on the third Business Day after the last day of each March, June, September and December, commencing with the quarter ended June 30, 2026, and on and after the Termination Date payable upon demand; provided that the Applicable Letter of Credit Rate shall be 1% above the Applicable Letter of Credit Rate in effect upon the occurrence and during the continuation of an Event of Default if the Borrowers are required to pay default interest pursuant to Section 2.08(b); and provided, further, that no Defaulting Lender shall be entitled to receive any fee in respect of Letters of Credit for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay such fee to that Defaulting Lender but shall pay such fee in the manner and to the extent set forth in Section 2.20).
(ii)     Each Borrower shall pay to each Issuing Bank for its own account such reasonable fees as have been agreed between the Company and such Issuing Bank.
(c)     Agent’s Fees. The Company shall pay to the Administrative Agent and Swing Line Agent for its own account such fees, and at such times, as the Company and such Agent may separately agree.
(d)     Ticking Fees. The Company agrees to pay the Administrative Agent for the account of each Lender a ticking fee on the aggregate amount of such Lender’s Commitments from July 1, 2026 until the Initial Availability Date at a rate per annum equal to the Applicable Percentage in effect from time to time, calculated on the basis of actual number of days elapsed in a year of 365 or 366 days, as the case may be, payable on the earlier of (x) the Initial Availability Date and (y) the Termination Date, provided that no Defaulting Lender shall be entitled to receive such ticking fee for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay such fee that otherwise would have been required to have been paid to that Defaulting Lender).
SECTION 2.06.     Termination or Reduction of the Commitments.   (a) Optional Ratable Termination or Reduction. The Company shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or permanently reduce ratably in part the Unused Commitments of the Lenders, provided that each partial reduction shall be in an aggregate amount not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof, provided that following any such termination or reduction, the aggregate Swing Line Commitments shall not exceed the aggregate Revolving Credit Commitments. The aggregate amount of the Commitments, once reduced as provided in this Section 2.06(a), may not be reinstated.

(b)     Non-Ratable Termination by Assignment.    The Company shall have the right, upon at least ten Business Days’ written notice to the Administrative Agent (which shall then give prompt notice thereof to the relevant Lender), to require any Lender (including any Defaulting Lender) to assign, pursuant to and in accordance with the provisions of Section 9.06, all of its rights and obligations under this Agreement and under the Notes to an Eligible Assignee selected by the Company; provided, however, that (i) no Event of Default shall have occurred and be continuing at the time of such request and at the time of such assignment; (ii) the assignee shall have paid to the assigning Lender the aggregate principal amount of, and any interest accrued and unpaid to the date of such assignment on, the Note or Notes of such Lender; (iii) the Company shall have paid to the assigning Lender any and all accrued commitment fees and Letter of Credit fees payable to such Lender and all other accrued and unpaid amounts owing to such Lender under any provision of this Agreement (including, but not limited to, any increased costs or other additional amounts owing under Section 2.11 and Section 9.04 and any indemnification for Taxes under Section 2.14) as of the effective date of such assignment; (iv) if the assignee selected by the Company is not an existing Lender, such assignee or the Company shall have paid the processing and recordation fee required under Section 9.06(b) for such assignment and (v) if the assigning Lender is an Issuing Bank, the Company shall pay to the Administrative Agent for deposit in the Cash Deposit Account an amount equal to the Available Amount of all Letters of Credit issued by such Issuing Bank; provided further that the Company shall have no right to replace more than three Non-Defaulting Lenders in any calendar year pursuant to this Section 2.06(b); and provided further that the assigning Lender’s rights under Sections 2.11, 2.14 and 9.04, and, in the case of an Issuing Bank, Sections 2.04(b) and 6.02, and its obligations under Section 8.05, shall survive such assignment as to matters occurring prior to the date of assignment.
(c)     Non-Ratable Reduction. (i) The Company shall have the right, at any time other than during any Rating Condition, upon at least ten Business Days’ notice to a Lender (with a copy to the Administrative Agent), to terminate in whole such Lender’s Commitments. Such termination shall be effective, (x) with respect to such Lender’s Unused Commitment, on the date set forth in such notice, provided, however, that such date shall be no earlier than ten Business Days after receipt of such notice and (y) with respect to each Advance outstanding to such Lender, in the case of Base Rate Advances, on the date set forth in such notice, in the case of Term Rate Advances, on the last day of the then current Interest Period relating to such Advance and, in the case of an Alternative Currency Daily Rate Advance, on the next Interest Payment Date applicable thereto; provided further, however, that such termination shall not be effective, if, after giving effect to such termination, the Company would, under this Section 2.06(c), reduce the Lenders’ Revolving Credit Commitments in any calendar year by an amount in excess of the Revolving Credit Commitments of any three Lenders or $240,000,000, whichever is greater on the date of such termination. Notwithstanding the preceding proviso, the Company may terminate in whole the Commitments of any Lender in accordance with the terms and conditions set forth in Section 2.06(b). Upon termination of a Lender’s Commitments under this Section 2.06(c), the Company will pay or cause to be paid all principal of, and interest accrued to the date of such payment on, Advances owing to such Lender and pay any accrued commitment fees or Letter of Credit fees payable to such Lender pursuant to the provisions of Section 2.05, and all other amounts payable to such Lender hereunder (including, but not limited to, any increased costs or other amounts owing under Section 2.11 and any indemnification for Taxes under Section 2.14); and upon such payments and, if such Lender is an Issuing Bank, shall pay to the Administrative Agent for deposit in the Cash Deposit Account an amount equal to the Available Amount of all Letters of Credit issued by such Issuing Bank, the obligations of such Lender hereunder shall, by the provisions hereof, be released and discharged; provided, however, that such Lender’s rights under Sections 2.11, 2.14 and 9.04, and, in the case of an Issuing Bank, Sections 2.04(b) and 6.02, and its obligations under Section 8.05 shall survive such release and discharge as to matters occurring prior to such date. The aggregate amount of the Commitments of the Lenders once reduced pursuant to this Section 2.06(c) may not be reinstated.

(ii)     For purposes of this Section 2.06(c) only, the term “Rating Condition” shall mean a period commencing with notice (a “Rating Condition Notice”) by the Administrative Agent to the Company and the Lenders to the effect that the Administrative Agent has been informed that the rating of the senior public Debt of the Company is unsatisfactory under the standard set forth in the next sentence, and ending with notice by the Administrative Agent to the Company and the Lenders to the effect that such condition no longer exists. The Administrative Agent shall give a Rating Condition Notice promptly upon receipt from the Company or any Lender of notice stating, in effect, that both of S&P and Moody’s, respectively, then rate the senior public Debt of the Company lower than BBB- and Baa3. The Company agrees to give notice to the Administrative Agent forthwith upon any change in a rating by either such organization of the senior public Debt of the Company; the Administrative Agent shall have no duty whatsoever to verify the accuracy of any such notice from the Company or any Lender or to monitor independently the ratings of the senior public Debt of the Company and no Lender shall have any duty to give any such notice. The Administrative Agent shall give notice to the Lenders and the Company as to the termination of a Rating Condition promptly upon receiving a notice from the Company to the Administrative Agent (which notice the Administrative Agent shall promptly notify to the Lenders) stating that the rating of the senior public Debt of the Company does not meet the standard set forth in the second sentence of this clause (ii), and requesting that the Administrative Agent notify the Lenders of the termination of the Rating Condition. The Rating Condition shall terminate upon the giving of such notice by the Administrative Agent.
(d)     Termination by a Lender. In the event that a Change of Control occurs, each Lender may, by notice to the Company and the Administrative Agent given not later than 50 calendar days after such Change of Control, terminate its Revolving Credit Commitment, its Unissued Letter of Credit Commitment and its or its affiliate’s Swing Line Commitment, if any, which Commitments shall be terminated effective as of the later of (i) the date that is 60 calendar days after such Change of Control or (ii) the end of the Interest Period for any Term Rate Advance outstanding at the time of such Change of Control or for any Term Rate Advance made pursuant to the next sentence of this Section 2.06(d). Upon the occurrence of a Change of Control, each Borrower’s right to make a Borrowing or request the issuance of a Letter of Credit under this Agreement shall be suspended for a period of 60 calendar days, except for Base Rate Advances, Alternative Currency Daily Rate Advances and Term Rate Advances having an Interest Period ending not later than 90 calendar days after such Change of Control. A notice of termination pursuant to this Section 2.06(d) shall not have the effect of accelerating any outstanding Advance of such Lender and the Notes of such Lender.

(e)     Funds deposited to the Cash Deposit Account pursuant to Section 2.06(b)(v) above (in the case of an assigning Lender thereunder that is an Issuing Bank) or Section 2.06(c)(i) above (in the case of a Lender whose Commitments are terminated thereunder that is an Issuing Bank) shall be applied to reimburse any drawings made under any Letter of Credit issued by such applicable Issuing Bank to the extent permitted by applicable law, and if so applied then such reimbursement shall be deemed satisfaction of the obligations of the Lenders and of the applicable Borrower to reimburse such drawing. After all of the Letters of Credit issued by such Issuing Banks shall have expired or been fully drawn upon and all other obligations of the Borrowers hereunder to such Issuing Banks have been paid in full, the balance, if any, in the Cash Deposit Account shall be promptly returned to the Company.
(f)     Spin-Off Date Commitment Termination. If the Spin-Off does not occur on or prior to December 18, 2026, the aggregate Commitments of all Lenders shall be automatically and permanently reduced to zero on such date and the Company shall pay any accrued and unpaid interest and fees (including any unpaid ticking fees accrued pursuant to Section 2.05(d)), if any, on such date.
SECTION 2.07.     Repayment of Advances.   (a) Revolving Credit Advances. Each Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of the Revolving Credit Advances then outstanding.
(b)     Letter of Credit Reimbursements. The obligation of any Borrower under this Agreement, any Letter of Credit Application and any other agreement or instrument, in each case, to repay any Revolving Credit Advance that results from payment of a drawing under a Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Application and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by a Borrower is without prejudice to, and does not constitute a waiver of, any rights such Borrower might have or might acquire as a result of the payment by any Lender of any draft or the reimbursement by the Borrower thereof as set forth in Section 9.16 or otherwise):
(i)     any lack of validity or enforceability of this Agreement, any Note, any Letter of Credit Application, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);
(ii)     any change in the time, manner or place of payment of any Letter of Credit;
(iii)     the existence of any claim, set-off, defense or other right that any Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, the Administrative Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(iv)     any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;
(v)     payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not substantially comply with the terms of such Letter of Credit;
(vi)     any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of any Borrower in respect of the L/C Related Documents; or
(vii)     any other circumstance or happening whatsoever, whether or not similar to any of the foregoing that might, but for the provisions of this Section, constitute a legal or equitable discharge of such Borrower’s obligations hereunder.
(c)     Swing Line Advances. (i) Each Borrower shall repay to the Swing Line Agent for the ratable account of the Swing Line Banks the unpaid principal amount of each Swing Line Advance outstanding on the applicable Swing Line Maturity Date.
(ii)     In the event that a Borrower does not repay a Swing Line Advance made to it in full on the applicable Swing Line Maturity Date, on the Business Day immediately following such day, that Borrower shall be deemed to have served a Notice of Revolving Credit Borrowing for a Revolving Credit Borrowing to be made on the third Business Day thereafter in the amount (including accrued interest) and currency of such Swing Line Advance and with an Interest Period of one month and such Revolving Credit Advance shall be made on the third Business Day in accordance with Section 2.02(a) (without regard to the minimum amount thereof) and the proceeds thereof applied in repayment of such Swing Line Advance. Notwithstanding anything contained herein to the contrary, for the time period from the day immediately following the applicable Swing Line Maturity Date for any such Swing Line Advance that is not repaid on the applicable Swing Line Maturity Date until and including the third Business Day thereafter, Section 2.08(b) shall apply to the unpaid principal amount of any such Swing Line Advance.
(iii)     Section 3.03 shall not apply to any Revolving Credit Advance to which this Section 2.07(c) refers.
(iv)     In the circumstances set out in paragraph (ii) above, to the extent that it is not possible to make a Revolving Credit Advance due to the insolvency of a Borrower, the Lenders will indemnify (pro-rata according to their Revolving Credit Commitments) the Swing Line Banks for any loss that they incur as a result of the relevant Swing Line Borrowing.

SECTION 2.08.     Interest on Revolving Credit Advances and Swing Line Advances. (a) Scheduled Interest. (i) Each Borrower shall pay interest on the unpaid principal amount of each Revolving Credit Advance owing by such Borrower to each Lender from the date of such Revolving Credit Advance, until such principal amount shall be paid in full, at the following rates per annum:
(A)     Base Rate Advances. During such periods as such Revolving Credit Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last Business Day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.
(B)     Term Rate Advances. During such periods as such Revolving Credit Advance is a Term Rate Advance, a rate per annum equal at all times during each Interest Period for such Revolving Credit Advance to the sum of (x) the Alternative Currency Term Rate or Term SOFR, as applicable, for such Interest Period for such Revolving Credit Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Term Rate Advance shall be Converted or paid in full.
(C)     Alternative Currency Daily Rate Advances. During such periods as such Revolving Credit Advance is an Alternative Currency Daily Rate Advance, a rate per annum equal at all times to the sum of (x) the Alternative Currency Daily Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears monthly on the last Business Day of each month during such periods and on the date such Alternative Currency Daily Rate Advance shall be Converted or paid in full.
(ii)     Each Borrower shall pay interest on the unpaid principal amount of each Swing Line Advance owing by such Borrower to each Swing Line Bank from the date of such Swing Line Advance until such principal amount shall be paid in full, at the following rates per annum:
(A)     Dollar Swing Line Advances. For each Dollar Swing Line Advance, a rate per annum equal at all times during the Interest Period for such Dollar Swing Line Advance to the sum of (x) the Overnight Rate in effect from time to time plus (y) the Applicable Margin, payable in arrears on the applicable Swing Line Maturity Date.

(b)     Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), each Borrower shall pay interest on (i) the unpaid principal amount of each Revolving Credit Advance owing by such Borrower to each Lender, payable in arrears on the dates referred to in clause (a) above, at a rate per annum equal at all times to 1% per annum above the rate per annum required to be paid on such Revolving Credit Advance pursuant to clause (a) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder by such Borrower that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 1% per annum above the rate per annum required to be paid on such Revolving Credit Advance pursuant to clause (a) above.
SECTION 2.09.     Interest Rate Determination. (a) The Administrative Agent shall give prompt notice (i) to the Company and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.08(a)(i) and (ii) to the Company, the Swing Line Banks and the Swing Line Agent of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.08(a)(ii).
(b)     If, with respect to any Alternative Currency Daily Rate Advances or Term Rate Advances, the Majority Lenders notify the Administrative Agent that (i) with respect to Advances denominated in Euros or Yen, they are unable to obtain matching deposits in the applicable interbank market at or about the applicable time on the second Business Day before the making of a Borrowing in sufficient amounts to fund their respective Revolving Credit Advances as part of such Borrowing during its Interest Period or (ii) the applicable Term Rate for any Interest Period for such Advances will not adequately reflect the cost to such Majority Lenders of making, funding or maintaining their respective Term Rate Advances for such Interest Period, or the Alternative Currency Daily Rate for the applicable interest payment period will not adequately reflect the cost to such Majority Lenders of making, funding or maintaining their respective Alternative Currency Daily Rate Advances, the Administrative Agent shall forthwith so notify each Borrower and the Lenders, whereupon (A) such Borrower will, on the last day of the then existing Interest Period therefor (in the case of Term Rate Advances) or on the next applicable Interest Payment Date (in the case of Alternative Currency Daily Rate Advances), (1) if such Advances are denominated in Dollars, either (x) prepay such Advances or (y) Convert such Advances into Base Rate Advances and (2) if such Advances are denominated in any Alternative Currency, either (x) prepay such Advances or (y) exchange such Advances into an Equivalent amount of Dollars and Convert such Advances into Base Rate Advances, and (B) the obligation of the Lenders to make Term Rate Advances in the same currency as such Term Rate Advances or to make Alternative Currency Daily Rate Advances (if applicable) shall be suspended until the Administrative Agent shall notify each Borrower and the Lenders that the circumstances causing such suspension no longer exist.
(c)     If any Borrower, in requesting a Revolving Credit Borrowing comprised of Term Rate Advances, shall fail to select the duration of the Interest Period for such Term Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify such Borrower and the Lenders and such Advances will (to the extent such Term Rate Advances remain outstanding on such day) automatically, on the last day of the then existing Interest Period therefor, (i) if such Term Rate Advances are denominated in Dollars, Convert into Base Rate Advances and (ii) if such Term Rate Advances are denominated in any Alternative Currency, be exchanged into an Equivalent amount of Dollars and be Converted into Base Rate Advances.

(d)     Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a), (i) each Term Rate Advance will (to the extent such Term Rate Advance remains outstanding on such day) automatically, on the last day of the then existing Interest Period therefor, (A) if such Term Rate Advance is denominated in Dollars, be Converted into a Base Rate Advance and (B) if such Term Rate Advance is denominated in any Alternative Currency, be exchanged into an Equivalent amount of Dollars and Converted into a Base Rate Advance, (ii) each Alternative Currency Daily Rate Advance will automatically, on the next Interest Payment Date applicable thereto, be exchanged into an Equivalent amount of Dollars and Converted into a Base Rate Advance and (iii) the obligation of the Lenders to make Term Rate Advances or Alternative Currency Daily Rate Advances shall be suspended.
(e)     If the applicable Bloomberg screen or Reuters screen, as applicable, is unavailable,
(i)     the Administrative Agent shall forthwith notify the relevant Borrower and the Lenders that the interest rate cannot be determined for such Term Rate Advances or Alternative Currency Daily Rate Advances, as applicable,
(ii)     (x) with respect to Term Rate Advances, each such Advance will (to the extent such Term Rate Advance remains outstanding on such day) automatically, on the last day of the then existing Interest Period therefor, (A) if such Term Rate Advance is denominated in Dollars, be prepaid by the applicable Borrower or be automatically Converted into a Base Rate Advance and (B) if such Term Rate Advance is denominated in any Alternative Currency, be prepaid by the applicable Borrower or be automatically exchanged into an Equivalent amount of Dollars and Converted into a Base Rate Advance, and (y) with respect to Alternative Currency Daily Rate Advances, each such Advance will (to the extent such Alternative Currency Daily Rate Advance remains outstanding on such day) automatically, on the next Interest Payment Date applicable thereto, be prepaid by the applicable Borrower or be automatically exchanged into an Equivalent amount of Dollars and Converted into a Base Rate Advance, and
(iii)     the obligation of the Lenders to make Term Rate Advances and Alternative Currency Daily Rate Advances shall be suspended until the Administrative Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist.
SECTION 2.10.     Prepayments of Revolving Credit Advances and Swing Line Advances. (a) Optional Prepayments. (i) Revolving Credit Advances. Each Borrower may, upon notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, given not later than 11:00 A.M. (New York City time) on the second Business Day prior to the date of such proposed prepayment, in the case of Term Rate Advances, not later than 11:00 A.M. (New York City time) on the second Business Day prior to the date of such proposed prepayment, in the case of Alternative Currency Daily Rate Advances, not later than 11:00 A.M. (New York City time) on the day of such proposed prepayment, in the case of Base Rate Advances, and, if such notice is given, such Borrower shall, prepay the outstanding principal amount of the Revolving Credit Advances comprising part of the same Revolving Credit

Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount not less than $10,000,000 or the Equivalent thereof in an Alternative Currency (determined on the date notice of prepayment is given) or an integral multiple of $1,000,000 or the Equivalent thereof in an Alternative Currency (determined on the date notice of prepayment is given) in excess thereof and (y) in the event of any such prepayment of a Term Rate Advance other than on the last day of the Interest Period therefor, or an Alternative Currency Daily Rate Advance other than on an Interest Payment Date applicable thereto, such Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c). Each notice of prepayment by a Designated Subsidiary shall be given to the Administrative Agent through the Company.
(ii)     Swing Line Advances. Each Borrower may, upon notice to the Administrative Agent and the Swing Line Agent by 9:30 A.M. (London time) on the date of the prepayment stating the aggregate principal amount of the prepayment, and, if such notice is given, such Borrower shall prepay the outstanding principal amount of the Swing Line Advances comprising part of the same Swing Line Borrowing in whole or ratably in part; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of no less than €1,000,000 or $1,000,000, as the case may be and (y) in the event of any such prepayment of a Swing Line Advance other than on the maturity date therefor, such Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c).
(b)     Mandatory Prepayments. If, on any date, the sum of (i) the aggregate principal amount of all Advances denominated in Dollars then outstanding plus (ii) the Equivalent in Dollars (determined on the third Business Day prior to such date) of the aggregate principal amount of all Advances denominated in Alternative Currencies then outstanding plus (iii) the aggregate Available Amount of all Letters of Credit denominated in Dollars then outstanding plus (iv) the Equivalent in Dollars (determined on the third Business Day prior to such date) of the aggregate Available Amount of all Letters of Credit denominated in Alternative Currencies then outstanding exceeds 103% of the aggregate Commitments of the Lenders on such date, the Company and each other Borrower, if any, shall thereupon promptly prepay the outstanding principal amount of any Advances owing by such Borrower in an aggregate amount (or deposit an amount in the Cash Deposit Account) sufficient to reduce such sum (calculated on the basis of the Available Amount of Letters of Credit being reduced by the amount in the Cash Deposit Account) to an amount not to exceed 100% of the aggregate Commitments of the Lenders on such date, together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a Term Rate Advance on a date other than the last day of an Interest Period or an Alternative Currency Daily Rate Advance other than on an Interest Payment Date applicable thereto, any additional amounts which such Borrower shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 9.04(c). The Administrative Agent shall give prompt notice of any prepayment required under this Section 2.10(b) to the Borrowers and the Lenders.

SECTION 2.11.     Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Advances other than Base Rate Advances or agreeing to issue or of issuing or maintaining or participating in Letters of Credit (excluding for purposes of this Section 2.11 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.14 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower of such Advances shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to such Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error. For the avoidance of doubt, this Section 2.11(a) shall apply to all requests, rules, guidelines or directives issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States financial regulatory authorities, in each case pursuant to Basel III, regardless of the date adopted, issued, promulgated or implemented.
(b)     If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law) affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of this type or the issuance of or participation in the Letters of Credit (or similar contingent obligations) hereunder, then, upon demand by such Lender (with a copy of such demand to the Administrative Agent), the Company shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s commitment to lend hereunder. A certificate as to such amounts submitted to the Company and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error. For the avoidance of doubt, this Section 2.11(b) shall apply to all requests, rules, guidelines or directives concerning capital adequacy or liquidity issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives concerning capital adequacy or liquidity promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States financial regulatory authorities, in each case pursuant to Basel III, regardless of the date adopted, issued, promulgated or implemented.

(c)     Any Lender claiming any additional amounts payable pursuant to this Section 2.11 shall, upon the written request of the Company delivered to such Lender and the Administrative Agent, assign, pursuant to and in accordance with the provisions of Section 9.06, all of its rights and obligations under this Agreement and under the Notes to an Eligible Assignee selected by the Company; provided, however, that (i) no Default shall have occurred and be continuing at the time of such request and at the time of such assignment; (ii) the assignee shall have paid to the assigning Lender the aggregate principal amount of, and any interest accrued and unpaid to the date of such assignment on, the Note or Notes of such Lender; (iii) the Company shall have paid to the assigning Lender any and all commitment fees and other fees payable to such Lender and all other accrued and unpaid amounts owing to such Lender under any provision of this Agreement (including, but not limited to, any increased costs or other additional amounts owing under this Section 2.11 and Section 9.04(c), and any indemnification for Taxes under Section 2.14) as of the effective date of such assignment and (iv) if the assignee selected by the Company is not an existing Lender, such assignee or the Company shall have paid the processing and recordation fee required under Section 9.06(b) for such assignment; provided further that the assigning Lender’s rights under Sections 2.11, 2.14 and 9.04, and its obligations under Section 8.05, shall survive such assignment as to matters occurring prior to the date of assignment.
(d)     Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender notifies the Company of the change or circumstance giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the change or circumstance giving rise to such increased costs or reductions is retroactive, then the 90 day period referred to above shall be extended to include the period of retroactive effect thereof.
(e)     Notwithstanding any other provision in this Section, no Lender shall demand compensation for any increased cost pursuant to this Section 2.11 if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements; provided that no Lender shall be required to disclose any confidential or proprietary information in respect of such demand.
SECTION 2.12.     Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for any Lender or its Applicable Lending Office to perform its obligations hereunder to make Advances whose interest is determined by reference to a Relevant Rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to engage in reverse repurchase of U.S. Treasury securities transactions of the type included in the determination of SOFR, or to determine or charge interest rates based upon a Relevant Rate or to purchase to sell, or to take deposits of, any Alternative Currency in the applicable interbank market, (a) each such Advance will automatically, upon such demand, (i) if such Advance is a Revolving Credit Advance denominated in Dollars, be Converted into a Base Rate Advance, and (ii) if such Advance is a Revolving Credit Advance or a Swing Lien Advance denominated in any Alternative Currency, be exchanged into an Equivalent amount of Dollars and Converted into a Base Rate Advance and (b) the obligation of the Lenders to make such Advances shall be suspended until the Administrative Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.
SECTION 2.13.     Payments and Computations. (a) Each Borrower shall make each payment hereunder and under any Notes, except with respect to principal of, interest on, and other amounts relating to, Advances denominated in an Alternative Currency or Swing Line Advances, not later than 11:00 A.M. (New York City time) on the day when due in Dollars to the Administrative Agent at the applicable Agent’s Office in same day funds without set-off, counterclaim or deduction of any kind. Each Borrower shall make each payment hereunder and under any Notes with respect to principal of, interest on, and other amounts relating to Advances (other than Swing Line Advances) denominated in an Alternative Currency not later than the Applicable Time on the day when due in such Alternative Currency to the Administrative Agent in same day funds by deposit of such funds to the account at the applicable Agent’s Office without set-off, counterclaim or deduction of any kind. Each Borrower shall make each payment hereunder and under any Notes with respect to principal of, interest on, and other amounts relating to Swing Line Advances not later than 12:00 Noon (London time) on the day when due in the currency of such Swing Line Advance to the Swing Line Agent in same day funds by deposit of such funds to the account at the applicable Agent’s Office without set-off, counterclaim or deduction of any kind. The Administrative Agent or Swing Line Agent, as the case may be, will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, commitment fees or Letter of Credit fees ratably (other than amounts payable pursuant to Section 2.04(c), 2.05(b)(ii), 2.06(b), 2.06(c), 2.11, 2.14 or 9.04(c)) to the applicable Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon any Assuming Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.18 or an extension of the Termination Date pursuant to Section 2.19, and upon the Administrative Agent’s receipt of such Lender’s Assumption Agreement and recording of the information contained therein in the Register, from and after the applicable Increase Date or Extension Date, as the case may be, the Administrative Agent or Swing Line Agent, as the case may be, shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to the Assuming Lender. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 9.06(c), from and after the effective date specified in such Assignment and Assumption, the Administrative Agent or Swing Line Agent, as the case may be, shall make all payments hereunder and under any Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)     All computations of interest based on the Base Rate and of commitment fees shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be and all computations of interest on Swing Line Advances or based on the Alternative Currency Daily Rate, the Alternative Currency Term Rate, Term SOFR, the Overnight Rate or the Federal Funds Rate and of Letter of Credit fees shall be made by the Administrative Agent or the Swing Line Agent, as the case may be, on the basis of a year of 360 days (or, in each case of Advances denominated in Alternative Currencies where market practice differs, in accordance with market practice), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, commitment fees or Letter of Credit fees are payable. Each determination by the Administrative Agent or Swing Line Agent, as the case may be, of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
(c)     Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, commitment fee or Letter of Credit fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Term Rate Advances to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.
(d)     Unless the Administrative Agent shall have received notice from any Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent such Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the greater of (i) (x) the Federal Funds Rate in the case of Advances denominated in Dollars or (y) the cost of funds incurred by the Administrative Agent in respect of such amount in the case of Advances denominated in Alternative Currencies and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)     With respect to any payment that the Administrative Agent makes for the account of the Lenders or any Issuing Bank hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the applicable Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by such Borrower (whether or not then owed); or (3) the Administrative agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the applicable Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or such Issuing Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of (i) (x) the Federal Funds Rate in the case of Advances denominated in Dollars or (y) the cost of funds incurred by the Administrative Agent in respect of such amount in the case of Advances denominated in Alternative Currencies and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

SECTION 2.14.     Taxes. (a) Except as otherwise provided in this Section 2.14, any and all payments by or on behalf of any Borrower (including the Company in its capacity as a guarantor under Article VII hereof) hereunder or under the Notes shall be made, in accordance with Section 2.13, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, (i) in the case of each Lender and each Agent, (A) net income taxes imposed by the United States or any State thereof and taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender or such Agent (as the case may be) is organized or any political subdivision thereof and (B) any United States withholding taxes resulting from FATCA and, (ii) in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If any Borrower (including the Company in its capacity as a guarantor under Article VII hereof) shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or any Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or such Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
(b)     In addition, each Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as “Other Taxes”).
(c)     Each Borrower shall indemnify each Lender and each Agent for the full amount of Taxes or Other Taxes (including, without limitation, any taxes imposed by any jurisdiction on amounts payable under this Section 2.14) imposed on or paid by such Lender or such Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided, however, that a Borrower shall not be obligated to pay any amounts in respect of penalties, interest or expenses pursuant to this paragraph that are payable solely as a result of (i) the failure on the part of the pertinent Lender or Agent to pay over those amounts received from the Borrowers under this clause (c) or (ii) the gross negligence or willful misconduct, as finally determined in a nonappealable judgment of a court of competent jurisdiction, on the part of the pertinent Lender or Agent. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor. Each Lender agrees to provide reasonably prompt notice to the applicable Agent, the Company and any Borrower of any imposition of Taxes or Other Taxes against such Lender; provided that failure to give such notice shall not affect such Lender’s rights to indemnification hereunder. Each Lender agrees that it will, promptly upon a request by the Company or a Borrower having made an indemnification payment hereunder, furnish to the Company or such Borrower, as the case may be, such evidence as is reasonably available to such Lender as to the payment of the relevant Taxes or Other Taxes, and that it will, if requested by the Company or such Borrower, cooperate with the Company or such Borrower, as the case may be, in its efforts to obtain a refund or similar relief in respect of such payment.
(d)     Within 30 days after the date of any payment of Taxes by a Borrower under subsection (a) above, each Borrower shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing payment thereof. In the case of any payment hereunder or under the Notes by or on behalf of any Borrower through an account or branch outside the United States or by or on behalf of any Borrower by a payor that is not a United States person, if such Borrower determines that no Taxes are payable in respect thereof, such Borrower shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.
(e)     (i) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender, on the date of the Assumption Agreement or the Assignment and Assumption pursuant to which it becomes a Lender in the case of each other Lender and on the date it changes its Applicable Lending Office in the case of any Lender, and from time to time thereafter as requested in writing by any Borrower (unless a change in law renders such Lender unable lawfully to do so), shall provide the Administrative Agent and each Borrower with two original Internal Revenue Service forms W-8ECI, W-8BEN or W-8BEN-E, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes. In addition, each Lender further agrees to provide any Borrower with any form or document as any Borrower may reasonably request which is required by any taxing authority outside the United States in order to secure an exemption from, or reduction in the rate of, withholding tax in such jurisdiction, if available to such Lender. If the forms provided by a Lender at the time such Lender first becomes a party to this Agreement or changes its Applicable Lending Office indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, in the case of a Lender that initially becomes a party to this Agreement pursuant to an assignment in accordance with Section 9.06 or a Lender that undertakes a change in its Applicable Lending Office, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable on the date of such assignment or change with respect to the assignee Lender or Lender after the change in Applicable Lending Office, but only to the extent of United States withholding tax included in Taxes, if any, applicable on the date of such assignment or change with respect to the assignor Lender or Lender prior to such change in

Applicable Lending Office. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8ECI, W-8BEN or W-8BEN-E, that a Lender reasonably considers to be confidential, such Lender shall give notice thereof to each Borrower and shall not be obligated to include in such form or document such confidential information.
(ii)     In addition, if a payment made to a Lender hereunder or under the Notes would be subject to United States withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for each Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.
(f)     For any period with respect to which a Lender has failed to provide each Borrower with the appropriate form described in Section 2.14(e) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 2.14(a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, each Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.
(g)     If any Borrower is required to pay any additional amount to any Lender or to any Agent or on behalf of any of them to any taxing authority pursuant to this Section 2.14, such Lender shall, upon the written request of the Company delivered to such Lender and such Agent, assign, pursuant to and in accordance with the provisions of Section 9.06, all of its rights and obligations under this Agreement and under the Notes to an Eligible Assignee selected by the Company; provided, however, that (i) no Default shall have occurred and be continuing at the time of such request and at the time of such assignment; (ii) the assignee shall have paid to the assigning Lender the aggregate principal amount of, and any interest accrued and unpaid to the date of such assignment on, the Note or Notes of such Lender; (iii) the Company shall have paid to the assigning Lender any and all commitment fees and other fees payable to such Lender and all other accrued and unpaid amounts owing to such Lender under any provision of this Agreement (including, but not limited to, any increased costs or other additional amounts owing under Section 2.11, any break funding costs under Section 9.04(c) and any indemnification for Taxes under this Section 2.14) as of the effective date of such assignment; and (iv) if the assignee selected by the Company is not an existing Lender, such assignee or the Company shall have paid the processing and recordation fee required under Section 9.06(b) for such assignment; provided further that the assigning Lender’s rights under Sections 2.11, 2.14 and 9.04, and its obligations under Section 8.05, shall survive such assignment as to matters occurring prior to the date of assignment.

SECTION 2.15.     Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, if any, or otherwise) on account of the Revolving Credit Advances or Swing Line Advances owing to it (other than pursuant to Section 2.04(c), 2.06(b), 2.06(c), 2.11, 2.14, 2.20 or 9.04(c)) in excess of its Ratable Share of payments on account of the Revolving Credit Advances or Swing Line Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Revolving Credit Advances or Swing Line Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff, if any) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.
SECTION 2.16.     Use of Proceeds. The proceeds of the Advances shall be available (and each Borrower agrees that it shall use such proceeds) for general corporate purposes of such Borrower and its Subsidiaries. No Borrower will request any Borrowing or Letter of Credit, and no Borrower or its Subsidiaries shall use, and each Borrower shall use commercially reasonable efforts to procure that it and its Subsidiaries’ respective directors, officers and employees, in each case, when acting on behalf of the Company or its Subsidiaries shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of a corrupt offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of material value, to any Person in a manner which constitutes (x) a violation of the Bribery Act, (y) a violation of the FCPA or (z) a material violation of any other Anti-Corruption Laws, (ii) for the purpose of funding or financing any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country (unless such activity, business or transaction would not result in a violation of applicable Sanctions by any party hereto), or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
SECTION 2.17.     Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Revolving Credit Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Revolving Credit Advances. Each Borrower agrees that upon request of any Lender to such Borrower (with a copy of such notice to the Administrative Agent) that such Lender receive a Note to evidence (whether for purposes of pledge, enforcement or otherwise) the Revolving Credit Advances owing to, or to be made by, such Lender, such Borrower shall promptly execute and deliver to such Lender a Note payable to such Lender in a principal amount up to the Revolving Credit Commitment of such Lender.

(b)     The Register maintained by the Administrative Agent pursuant to Section 9.06(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assumption Agreement and each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from each Borrower hereunder and each Lender’s share thereof.
(c)     Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of any Borrower under this Agreement.
SECTION 2.18.     Increase in the Aggregate Revolving Credit Commitments. (a) The Company may, at any time but in any event not more than once in any calendar year prior to the Termination Date, by notice to the Administrative Agent, request that the aggregate amount of the Revolving Credit Commitments be increased by an amount of $25,000,000 or an integral multiple thereof (each a “Commitment Increase”) to be effective as of a date that is at least 90 days prior to the earliest scheduled Termination Date then in effect (the “Increase Date”) as specified in the related notice to the Administrative Agent; provided, however that (i) in no event shall the aggregate amount of the Revolving Credit Commitments at any time exceed $3,500,000,000 and (ii) on the date of any request by the Company for a Commitment Increase and on the related Increase Date the applicable conditions set forth in Section 3.03 shall be satisfied.
(b)     The Administrative Agent shall promptly notify the Lenders of a request by the Company for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Revolving Credit Commitments (the “Commitment Date”). Each Lender that is willing to participate in such requested Commitment Increase (each an “Increasing Lender”) shall, in its sole discretion, give written notice to the Administrative Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Revolving Credit Commitment. If the Lenders notify the Administrative Agent that they are willing to increase the amount of their respective Revolving Credit Commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among the Lenders willing to participate therein in such amounts as are agreed between the Company and the Administrative Agent. Each Lender’s proposed increased Revolving Credit Commitment shall be subject to the prior written approval of each Issuing Bank and each Swing Line Bank, which consent shall not be unreasonably withheld or delayed.

(c)     Promptly following each Commitment Date, the Administrative Agent shall notify the Company as to the amount, if any, by which the Lenders are willing to participate in the requested Commitment Increase. If the aggregate amount by which the Lenders are willing to participate in any requested Commitment Increase on any such Commitment Date is less than the requested Commitment Increase, then the Company may extend offers to one or more Eligible Assignees approved by each Issuing Bank and each Swing Line Bank (which approval shall not be unreasonably withheld or delayed) to participate in any portion of the requested Commitment Increase that has not been committed to by the Lenders as of the applicable Commitment Date; provided, however, that the Revolving Credit Commitment of each such Eligible Assignee shall be in an amount of $25,000,000 or an integral multiple thereof.
(d)     On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.18(c) (each such Eligible Assignee and each Eligible Assignee that agrees to an extension of the Termination Date in accordance with Section 2.19(c), an “Assuming Lender”) shall become a Lender party to this Agreement as of such Increase Date and the Revolving Credit Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.18(b)) as of such Increase Date; provided, however, that the Administrative Agent shall have received on or before such Increase Date the following, each dated such date:
(i)     (A) certified copies of resolutions of the board of directors of the Company or the Executive Committee of such Board approving the Commitment Increase and the corresponding modifications to this Agreement and (B) an opinion of counsel for the Company (which may be in-house counsel), in substantially the form of Exhibit E hereto;
(ii)     an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Company and the Administrative Agent (each an “Assumption Agreement”), duly executed by such Eligible Assignee, the Administrative Agent and the Company; and
(iii)     confirmation from each Increasing Lender of the increase in the amount of its Revolving Credit Commitment in a writing satisfactory to the Company and the Administrative Agent.
On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.18(d), the Administrative Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Company, on or before 1:00 P.M. (New York City time), by telecopier, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date. Each Increasing Lender and each Assuming Lender shall, before 2:00 P.M. (New York City time) on the Increase

Date, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Swing Line Advances and Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Ratable Shares (calculated based on their Revolving Credit Commitments as a percentage of the aggregate Revolving Credit Commitments outstanding after giving effect to the relevant Commitment Increase).
SECTION 2.19.     Extension of Termination Date. (a) At least 30 days but not more than 60 days prior to any anniversary of the Effective Date, the Company, by written notice to the Administrative Agent, may request an extension of the Termination Date in effect at such time by one year from its then scheduled expiration. The Administrative Agent shall promptly notify each Lender of such request, and each Lender shall in turn, in its sole discretion, not later than 15 days prior to such anniversary date, notify the Company and the Administrative Agent in writing as to whether such Lender will consent to such extension. If any Lender shall fail to notify the Administrative Agent and the Company in writing of its consent to any such request for extension of the Termination Date at least 15 days prior to the applicable anniversary date, such Lender shall be deemed to be a Non-Consenting Lender with respect to such request. The Administrative Agent shall notify the Company not later than ten days prior to the applicable anniversary date of the decision of the Lenders regarding the Company’s request for an extension of the Termination Date.
(b)     If all the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.19, the Termination Date in effect at such time shall, effective as at the applicable anniversary date (the “Extension Date”), be extended for one year; provided that on each Extension Date the applicable conditions set forth in Section 3.03 shall be satisfied. If fewer than all of the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.19, the Termination Date in effect at such time shall, effective as at the applicable Extension Date and subject to subsection (d) of this Section 2.19, be extended as to those Lenders that so consented (each a “Consenting Lender”) but shall not be extended as to any other Lender (each a “Non-Consenting Lender”). To the extent that the Termination Date is not extended as to any Lender pursuant to this Section 2.19 and the Commitment of such Lender is not assumed in accordance with subsection (c) of this Section 2.19 on or prior to the applicable Extension Date, each Commitment of such Non-Consenting Lender shall automatically terminate in whole on such unextended Termination Date without any further notice or other action by the Company, such Lender or any other Person; provided that such Non-Consenting Lender’s rights under Sections 2.11, 2.14 and 9.04, and its obligations under Section 8.05, shall survive the Termination Date for such Lender as to matters occurring prior to such date. It is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Company for any requested extension of the Termination Date. The failure of a Lender to respond to a notice of such an increase will be deemed an election by such Lender not to participate therein.
(c)     If fewer than all of the Lenders consent to any such request pursuant to subsection (a) of this Section 2.19, the Company may arrange for one or more Consenting Lenders or other Eligible Assignees approved by each Issuing Bank and each Swing Line Bank (which approval shall not be unreasonably withheld or delayed) as Assuming Lenders to assume, effective as of the Extension Date, any Non-Consenting Lender’s Commitment and all

of the obligations of such Non-Consenting Lender under this Agreement thereafter arising, without recourse to or warranty by, or expense to, such Non-Consenting Lender; provided, however, that the amount of the Commitment of any such Assuming Lender as a result of such substitution shall in no event be less than $25,000,000 unless the amount of the Commitment of such Non-Consenting Lender is less than $25,000,000, in which case such Assuming Lender shall assume all of such lesser amount; and provided further that:
(i)     any such Consenting Lender or Assuming Lender shall have paid to such Non-Consenting Lender (A) the aggregate principal amount of, and any interest accrued and unpaid to the effective date of the assignment on, the outstanding Advances, if any, of such Non-Consenting Lender plus (B) any accrued but unpaid commitment fees owing to such Non-Consenting Lender as of the effective date of such assignment;
(ii)     all additional costs reimbursements, expense reimbursements and indemnities payable to such Non-Consenting Lender, and all other accrued and unpaid amounts owing to such Non-Consenting Lender hereunder, as of the effective date of such assignment shall have been paid to such Non-Consenting Lender; and
(iii)     with respect to any such Assuming Lender, the applicable processing and recordation fee required under Section 9.06(b) for such assignment shall have been paid;
provided further that such Non-Consenting Lender’s rights under Sections 2.11, 2.14 and 9.04, and its obligations under Section 8.05, shall survive such substitution as to matters occurring prior to the date of substitution. At least three Business Days prior to any Extension Date, (A) each such Assuming Lender, if any, shall have delivered to the Company and the Administrative Agent an Assumption Agreement, duly executed by such Assuming Lender, such Non-Consenting Lender, the Company and the Administrative Agent, (B) any such Consenting Lender shall have delivered confirmation in writing satisfactory to the Company and the Administrative Agent as to the increase in the amount of its Commitment and (C) each Non-Consenting Lender being replaced pursuant to this Section 2.19 shall have delivered to the Administrative Agent any Note or Notes held by such Non-Consenting Lender. Upon the payment or prepayment of all amounts referred to in clauses (i), (ii) and (iii) of the second immediately preceding sentence, each such Consenting Lender or Assuming Lender, as of the Extension Date, will be substituted for such Non-Consenting Lender under this Agreement and shall be a Lender for all purposes of this Agreement, without any further acknowledgment by or the consent of the other Lenders, and the obligations of each such Non-Consenting Lender hereunder shall, by the provisions hereof, be released and discharged.
(d)     If (after giving effect to any assignments or assumptions pursuant to subsection (c) of this Section 2.19) Lenders having Revolving Credit Commitments equal to at least 50% of the Revolving Credit Commitments in effect immediately prior to the Extension Date consent in writing to a requested extension (whether by execution or delivery of an Assumption Agreement or otherwise) not later than one Business Day prior to such Extension Date, the Administrative Agent shall so notify the Company and the Swing Line Agent, and, subject to the satisfaction of the applicable conditions in Section 3.03, the Termination Date then in effect shall be extended for the additional one-year period as described in subsection (a) of this Section 2.19, and all references in this Agreement, and in the Notes, if any, to the “Termination Date” shall, with respect to each Consenting Lender and each Assuming Lender for such Extension Date, refer to the Termination Date as so extended. Promptly following each Extension Date, the Administrative Agent shall notify the Lenders (including, without limitation, each Assuming Lender) of the extension of the scheduled Termination Date in effect immediately prior thereto and shall thereupon record in the Register the relevant information with respect to each such Consenting Lender and each such Assuming Lender.
SECTION 2.20.     Defaulting Lenders. (a) If any Swing Line Advances or Letters of Credit are outstanding at the time a Lender becomes a Defaulting Lender, and the Commitments have not been terminated in accordance with Section 6.01, then:
(i)     so long as no Default has occurred and is continuing, all or any part of the participations in Swing Line Advances and the Available Amount of outstanding Letters of Credit shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Ratable Shares (disregarding any Defaulting Lender’s Revolving Credit Commitment) but only to the extent that the sum of (A) the aggregate principal amount of all Advances made by such Non-Defaulting Lenders (in their capacity as Lenders) and outstanding at such time, plus (B) such Non-Defaulting Lenders’ Ratable Shares (before giving effect to the reallocation contemplated herein) of the Available Amount of all outstanding Swing Line Advances and Letters of Credit, plus (C) the aggregate principal amount of all Advances made by each Swing Line Bank and each Issuing Bank pursuant to Section 2.04(c) that have not been ratably funded by such Non-Defaulting Lenders and outstanding at such time, plus (D) such Defaulting Lender’s Ratable Share of such outstanding Swing Line Advances and the Available Amount of such Letters of Credit, does not exceed the total of all Non-Defaulting Lenders’ Revolving Credit Commitments, and the respective revolving extensions of credit of each Non-Defaulting Lender do not exceed such Non-Defaulting Lender’s Revolving Credit Commitment;
(ii)     if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by any Swing Line Bank or any Issuing Bank, cash collateralize such Defaulting Lender’s Ratable Share of the outstanding Swing Line Advances or the Available Amount of such Letters of Credit (after giving effect to any partial reallocation pursuant to clause (i) above), as the case may be, by paying cash collateral to such Swing Line Bank or such Issuing Bank; provided that, so long as no Default is continuing, such cash collateral shall be released promptly upon the earliest of (A) the reallocation of the Swing Line Advances and the Available Amount of outstanding Letters of Credit among Non-Defaulting Lenders in accordance with clause (i) above, (B) a reduction in outstanding Swing Line Advances and the Available Amount of all outstanding Letters of Credit by an amount equal to or greater than such Defaulting Lender’s Ratable Share of such Swing Line Advances and the Available Amount of such Letters of Credit (after giving effect to any partial reallocation to clause (i)), (C) the termination of the Defaulting Lender status of the applicable Lender, (D) such Swing Line Bank’s or Issuing Bank’s good faith determination that there exists excess cash collateral (in which case, the amount equal to such excess cash collateral shall be released) or (E) the posting of cash collateral for the amount of a Defaulting Lender as contemplated by Section 2.20(e). In the event any Letter of Credit or a portion thereof is collateralized, no fees shall be payable by the applicable Borrower on the collateralized amount of such Letter of Credit or a portion thereof;
(iii)     to the extent the Ratable Shares of Letters of Credit of the Non-Defaulting Lenders are reallocated pursuant to this Section 2.20(a), then the fees payable to the Lenders pursuant to Section 2.05(b)(i) shall be adjusted in accordance with such Non-Defaulting Lenders’ Ratable Shares of Letters of Credit as reallocated; or
(iv)     to the extent any Defaulting Lender’s Ratable Share of Letters of Credit is neither cash collateralized nor reallocated pursuant to Section 2.20(a), then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 2.05(b)(i) with respect to such Defaulting Lender’s Ratable Share of Letters of Credit that have not been reallocated or collateralized shall be payable to the applicable Issuing Bank until such Defaulting Lender’s Ratable Share of Letters of Credit has been fully cash collateralized and/or reallocated.
(b)     So long as any Lender is a Defaulting Lender, no Swing Line Bank shall be required to make a Swing Line Advance, and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Credit Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.20(a), and participating interests in any such Swing Line Advances or newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.20(a)(i) (and Defaulting Lenders shall not participate therein).
(c)     No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.20, performance by the Borrowers of their obligations shall not be excused or otherwise modified, as a result of the operation of this Section 2.20. The rights and remedies against a Defaulting Lender under this Section 2.20 are in addition to any other rights and remedies which the Borrowers, any Agent, any Swing Line Bank, any Issuing Bank or any other Lender may have against such Defaulting Lender.
(d)     If the Borrowers, the Administrative Agent, each Swing Line Bank and each Issuing Bank agree in writing that in their reasonable determination a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Swing Line Advances and Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Ratable Shares (without giving effect to Section 2.20(a)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.
(e)     Notwithstanding anything to the contrary contained in this Agreement, any payment of principal, interest, commitment fees, letter of credit fees or other amounts received by the Administrative Agent for the account of any Defaulting Lender under this Agreement (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Swing Line Bank or any Issuing Bank hereunder; third, if so determined by the Administrative Agent or requested by any Swing Line Bank or any Issuing Bank, to be held as cash collateral for future funding obligations of such Defaulting Lender in respect of any participation in any Swing Line Advance or Letter of Credit; fourth, as the Company may request (so long as no Default exists), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in the Cash Deposit Account and released in order to satisfy obligations of such Defaulting Lender to fund Advances under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Swing Line Banks or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender, Swing Line Bank or Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advance in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made or the related Letters of Credit were issued at a time when the applicable conditions set forth in Article III were satisfied or waived, such payment shall be applied solely to pay the Advances of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender and provided further that any amounts held as cash collateral for funding obligations of a Defaulting Lender shall be returned to such Defaulting Lender upon the termination of this Agreement and the satisfaction of such Defaulting Lender’s obligations hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.20 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

SECTION 2.21.     Replacement of Relevant Rate or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Company or Majority Lenders notify the Administrative Agent (with, in the case of the Majority Lenders, a copy to the Company) that the Company or Majority Lenders (as applicable) have determined, that:
(i)     adequate and reasonable means do not exist for ascertaining the Relevant Rate for an Agreed Currency because none of the tenors of such Relevant Rate (including any forward-looking term rate thereof) is available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)     the Applicable Authority has made a public statement identifying a specific date after which all tenors of the Relevant Rate for an Agreed Currency (including any forward-looking term rate thereof) shall or will no longer be representative or made available, or used for determining the interest rate of loans denominated in such Agreed Currency, or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative tenor(s) of the Relevant Rate for such Agreed Currency (the latest date on which all tenors of the Relevant Rate for such Agreed Currency (including any forward-looking term rate thereof) are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”); or
(iii)     with respect to Alternative Currency Advances, syndicated loans currently being executed and agented in the U.S., are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the Relevant Rate for an Agreed Currency;
or if the events or circumstances of the type described in Section 2.21(a)(i), (ii) or (iii) have occurred with respect to the Successor Rate then in effect, then, the Administrative Agent and the Company may amend this Agreement solely for the purpose of replacing the Relevant Rate for an Agreed Currency or any then current Successor Rate for an Agreed Currency in accordance with this Section 3.03 with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Agreed Currency for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Agreed Currency for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Company unless, prior to such time, Lenders comprising the Majority Lenders have delivered to the Administrative Agent written notice that such Majority Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Company and each Lender of the implementation of any Successor Rate.
Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.
In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Company and the Lenders reasonably promptly after such amendment becomes effective.
ARTICLE III
CONDITIONS TO EFFECTIVENESS AND LENDING
SECTION 3.01.     Conditions Precedent to Effective Date . This Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:
(a)     There shall have occurred no Material Adverse Change since December 31, 2024, except as otherwise publicly disclosed prior to the date hereof.
(b)     There shall exist no action, suit, investigation, litigation or proceeding affecting the Company or any of its Subsidiaries pending or to the knowledge of the Company Threatened before any court, governmental agency or arbitrator that (i) is reasonably likely to have a Material Adverse Effect, except as disclosed in public filings prior to the date hereof or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note of the Company or the consummation of the transactions contemplated hereby, and there shall have been no material adverse change in the status, or financial effect on the Company or any of its Material Subsidiaries, of the matters disclosed in public filings prior to the date hereof.
(c)     The Company shall have paid all accrued fees and expenses of the Administrative Agent and the Lenders in respect of this Agreement.
(d)     On the Effective Date, the following statements shall be true and the Administrative Agent shall have received a certificate signed by a duly authorized officer of the Company, dated the Effective Date, stating that:

(i)     The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and
(ii)     No event has occurred and is continuing that constitutes a Default.
(e)     The Administrative Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Administrative Agent:
(i)     The Notes of the Company to the Lenders to the extent requested by any Lender pursuant to Section 2.17.
(ii)     Certified copies of the resolutions of the board of directors of the Company approving this Agreement and any Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and such Notes.
(iii)     A certificate of the Secretary or an Assistant Secretary of the Company certifying the names and true signatures of the officers of the Company authorized to sign this Agreement and the Notes of the Company and the other documents to be delivered hereunder.
(iv)     A favorable opinion of the Vice President and General Counsel of the Parent substantially in the form of Exhibit E hereto and as to such other matters as any Lender through the Administrative Agent may reasonably request.
(v)     The Parent Guaranty.
(vi)     Such other approvals, opinions or documents as any Lender, through the Administrative Agent, may reasonably request.
(f)     The Administrative Agent shall have received counterparts of this Agreement executed by the Company and each of the Lenders or, as to any of the Lenders, advice satisfactory to the Administrative Agent that such Lender has executed this Agreement.
SECTION 3.02.     Initial Advance to Each Designated Subsidiary. The obligation of each Lender to make an initial Advance to each Designated Subsidiary following any designation of such Designated Subsidiary as a Borrower hereunder pursuant to Section 9.07 is subject to the condition precedent that the Initial Availability Date shall have occurred and the Administrative Agent’s receipt on or before the date of such initial Advance of each of the following, in form and substance satisfactory to the Administrative Agent and dated such date, and (except for the Notes) in sufficient copies for each Lender:
(a)     The Notes of such Borrower to the Lenders to the extent requested by any Lender pursuant to Section 2.17.
(b)     Certified copies of the resolutions of the board of directors of such Borrower (with a certified English translation if the original thereof is not in English) approving this Agreement and the Notes of such Borrower, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and such Notes.

(c)     A certificate of the Secretary or an Assistant Secretary of such Borrower certifying the names and true signatures of the officers of such Borrower authorized to sign this Agreement and the Notes of such Borrower and the other documents to be delivered hereunder.
(d)     A certificate signed by a duly authorized officer of the Company or such Borrower, dated as of the date of such initial Advance, certifying that such Borrower shall have obtained all governmental and third party authorizations, consents, approvals (including exchange control approvals) and licenses required under applicable laws and regulations necessary for such Borrower to execute and deliver this Agreement and the Notes and to perform its obligations thereunder.
(e)     The Designation Letter of such Designated Subsidiary, substantially in the form of Exhibit D hereto.
(f)     A favorable opinion of counsel to such Designated Subsidiary, dated the date of such initial Advance, substantially in the form of Exhibit F hereto.
(g)     At least two Business Days prior to the initial Advance to such Designated Subsidiary, if such Designated Subsidiary qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall deliver, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Designated Subsidiary.
(h)     Such other approvals, opinions or documents as any Lender, through the Administrative Agent, may reasonably request.
SECTION 3.03.     Conditions Precedent to Each Revolving Credit Borrowing, Swing Line Borrowing, Issuance, Commitment Increase and Extension Date. The obligation of each Lender to make an Advance (other than an Advance made by any Issuing Bank or any Lender pursuant to Section 2.04(c)), the obligation of the Issuing Bank to issue a Letter of Credit, each Commitment Increase and each extension of Commitments pursuant to Section 2.19 shall be subject to the conditions precedent that the Initial Availability Date shall have occurred and on the date of such Borrowing, issuance, Commitment Increase or extension of Commitments, as the case may be, (a) the following statements shall be true (and each of the giving of the applicable Notice of Revolving Credit Borrowing, Notice of Swing Line Borrowing, Notice of Issuance, request for Commitment Increase, request for Commitment extension and the acceptance by the Borrower requesting such Borrowing or issuance of the proceeds of such Borrowing or such issuance shall constitute a representation and warranty by such Borrower that on the date of such Borrowing or issuance, such Increase Date or such Extension Date such statements are true):

(i)     the representations and warranties of the Company contained in Section 4.01 (except, in the case of a Borrowing or an issuance, the representations set forth in the last sentence of subsection (e) thereof and in subsections (f), (h)-(l) and (n) thereof) are correct in all material respects (other than any representation or warranty qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) on and as of the date of such Borrowing or issuance, before and after giving effect to such Borrowing or issuance, such Commitment Increase or such Extension Date and to the application of the proceeds therefrom, as though made on and as of such date, and additionally, if such Borrowing or issuance shall have been requested by a Designated Subsidiary, the representations and warranties of such Designated Subsidiary contained in its Designation Letter are correct in all material respects (other than any representation or warranty qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) on and as of the date of such Borrowing or issuance, before and after giving effect to such Borrowing or issuance and to the application of the proceeds therefrom, as though made on and as of such date, and
(ii)     no event has occurred and is continuing, or would result from such Borrowing or issuance, such Commitment Increase or such Extension Date or from the application of the proceeds therefrom, that constitutes a Default; and
(b) the Administrative Agent shall have received such other approvals, opinions or documents as any Lender through the Administrative Agent may reasonably request.
SECTION 3.04.     Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Company, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto. The Administrative Agent shall promptly notify the Lenders of the occurrence of the Effective Date.
SECTION 3.05.     Conditions Precedent to Effectiveness of Section 2.01. The obligation of the Lenders to make Advances in accordance with Section 2.01 shall become effective on and as of the first date (the “Initial Availability Date”) on which the following conditions precedent have been satisfied:
(a)     The Effective Date shall have occurred.
(b)     The Spin-Off shall have been consummated, or substantially concurrently with the initial funding of Advances, shall be consummated in a manner consistent in all material respects with the description thereof set forth in the Form 10.
(c)     The Company shall have provided a notice to the Administrative Agent of the consummation of the Spin-Off.
(d)     Each of the conditions set forth in Section 3.03(a)(i) and (ii) are satisfied as of the Initial Availability Date.
The Administrative Agent shall promptly notify the Lenders of the occurrence of the Initial Availability Date.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
SECTION 4.01.     Representations and Warranties of the Company. The Company represents and warrants as follows:
(a)     The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
(b)     The execution, delivery and performance by the Company of this Agreement and the Notes of the Company, and the consummation of the transactions contemplated hereby, are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, and do not and will not (i) cause or constitute a violation of any provision of law or regulation, (ii) cause or constitute a violation of any provision of the Certificate of Incorporation or By-Laws of the Company or (iii) result in the breach of, or constitute a default or require any consent under, or result in the creation of any lien, charge or encumbrance upon any of the properties, revenues, or assets of the Company pursuant to, any indenture or other agreement or instrument to which the Company is a party or by which the Company or its property may be bound or affected, except in the case of clauses (i) and (iii) where such violation would not be reasonably expected to have a Material Adverse Effect.
(c)     No authorization, consent, approval (including any exchange control approval), license or other action by, and no notice to or filing or registration with, any Governmental Authority, administrative agency or regulatory body or any other third party is required for the due execution, delivery and performance by the Company of this Agreement or the Notes of the Company.
(d)     This Agreement has been, and each of the Notes when delivered hereunder will have been, duly executed and delivered by the Company. This Agreement is, and each of the Notes of the Company when delivered hereunder will be, the legal, valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally.
(e)     The Audited Financial Statements fairly present in all material respects the combined financial condition of the Aerospace Technologies business of the Parent as of the dates thereof, and their results of operations for the periods covered thereby, in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise disclosed to the Administrative Agent prior to the Effective Date. No Material Adverse Change has occurred since December 31, 2024, except as otherwise publicly disclosed prior to the date hereof.
(f)     There is no action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, pending or to the knowledge of the Company Threatened affecting the Company or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) is reasonably likely to have a Material Adverse Effect (other than as disclosed in public filings prior to the date hereof), or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby, and there has been no adverse change in the status, or financial effect on the Company or any of its Material Subsidiaries, of the matters disclosed in public filings prior to the date hereof.
(g)     Following application of the proceeds of each Advance, not more than 25 percent of the value of the assets (either of the Borrower of such Advance or of such Borrower and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 5.02(a) or subject to any restriction contained in any agreement or instrument between such Borrower and any Lender or any Affiliate of any Lender relating to Debt and within the scope of Section 6.01(e) will be margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).
(h)     The Company and each wholly owned direct Subsidiary of the Company have, in the aggregate, met their minimum funding requirements under ERISA with respect to their Plans in all material respects and have not incurred any material liability to the PBGC, other than for the payment of premiums, in connection with such Plans.
(i)     No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan of the Company or any of its ERISA Affiliates that has resulted in or is reasonably likely to result in a material liability of the Company or any of its ERISA Affiliates.
(j)     Schedule SB (Actuarial Information) to the most recent annual report (Form 5500 Series) with respect to each Plan of the Company or any of its ERISA Affiliates, copies of which have been filed with the United States Department of Labor (and which will be furnished to any Lender through the Administrative Agent upon the request of such Lender through the Administrative Agent to the Company), are complete and accurate in all material respects and fairly present in all material respects the funding status of such Plans at such date, and since the date of each such Schedule SB there has been no material adverse change in funding status.
(k)     Neither the Company nor any of its ERISA Affiliates has incurred or reasonably expects to incur any Withdrawal Liability to any Multiemployer Plan in an annual amount exceeding 6% of Net Tangible Assets of the Company and its Consolidated Subsidiaries.
(l)     No Multiemployer Plan is, or is reasonably expected to be, in reorganization, insolvent or to be terminated, within the meaning of Title IV of ERISA or to be in “endangered” or “critical” status, in any such case, which might reasonably be expected to result in a liability of the Company in an amount in excess of $500,000,000.
(m)     The Company is not, and immediately after the application by the Company of the proceeds of each Advance will not be, required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(n)     To the best of the Company’s knowledge, the operations and properties of the Company and its Subsidiaries taken as a whole comply in all material respects with all Environmental Laws, all necessary Environmental Permits have been applied for or have been obtained and are in effect for the operations and properties of the Company and its Subsidiaries and the Company and its Subsidiaries are in compliance in all material respects with all such Environmental Permits. To the best of the Company’s knowledge no circumstances exist that would be reasonably likely to form the basis of an Environmental Action against the Company or any of its Subsidiaries or any of their properties that would have a Material Adverse Effect.
(o)     The Company has implemented and maintains in effect policies and procedures designed to promote compliance by the Company, its Subsidiaries and their respective directors, officers and employees, in each case, when acting on behalf of the Company or its Subsidiaries with Anti-Corruption Laws, and the Company, its Subsidiaries and their respective officers and employees and to the knowledge of the Company, its directors, in each case, when acting on behalf of the Company and its Subsidiaries, are in compliance with Anti-Corruption Laws in all material respects.
(p)     The Company has implemented and maintains in effect policies and procedures designed to promote compliance by the Company and its Subsidiaries with applicable Sanctions, and the Company and its Subsidiaries are in compliance with applicable Sanctions in all material respects. None of the Company, its Subsidiaries, or any of their respective officers or directors are Sanctioned Persons.
ARTICLE V
COVENANTS OF THE COMPANY
SECTION 5.01.     Affirmative Covenants. With respect to (x) Section 5.01(d) and Section 5.01(h)(v) below, commencing on the Effective Date and (y) all other provisions of this Article V, commencing on the Initial Availability Date and, in each case, so long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Company will:
(a)     Compliance with Laws, Etc. Comply, and cause each Designated Subsidiary to comply with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws as provided in Section 5.01(j), if failure to comply with such requirements would have a Material Adverse Effect; and maintain in effect and enforce policies and procedures designed to promote compliance by the Company, its Subsidiaries and their respective directors, officers and employees, in each case, when acting on behalf of the Company or its Subsidiaries, in all material respects with Anti-Corruption Laws and applicable Sanctions.
(b)     Payment of Taxes, Etc. Pay and discharge, and cause each Designated Subsidiary to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or on its income or profits or upon any of its property; provided, however, that neither the Company nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings, as to which appropriate reserves are being maintained or the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

(c)     Maintenance of Insurance. Maintain, and cause each Designated Subsidiary to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary operates.
(d)     Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each Designated Subsidiary to preserve and maintain, its corporate existence and all its rights (charter and statutory) privileges and franchises; provided, however, that the Company and each Designated Subsidiary may consummate any merger, consolidation or sale of assets permitted under Section 5.02(b); and provided, further, that neither the Company nor any of its Designated Subsidiaries shall be required to preserve any right, permit, license, approval, privilege or franchise if the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(e)     Visitation Rights. At any reasonable time and from time to time upon reasonable notice but not more than once a year unless an Event of Default has occurred and is continuing, permit the Administrative Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company and any Designated Subsidiary, and to discuss the affairs, finances and accounts of the Company and any Designated Subsidiary with any of their officers or directors and with their independent certified public accountants.
(f)     Keeping of Books. Keep, and cause each Designated Subsidiary to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each Designated Subsidiary in accordance with generally accepted accounting principles in effect from time to time.
(g)     Maintenance of Properties, Etc. Maintain and preserve, and cause each Designated Subsidiary to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted; provided, however, that neither the Company nor any of its Designated Subsidiaries shall be required to maintain or preserve any property if the failure to maintain or preserve such property shall not have a Material Adverse Effect.
(h)     Reporting Requirements. Furnish to the Administrative Agent (with a copy for each Lender) and the Administrative Agent shall promptly forward the same to the Lenders:
(i)     as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Company, a Consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such quarter and a Consolidated statement of income and cash flows of the Company and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures as of the corresponding date and for the corresponding period of the preceding fiscal year, all in reasonable detail and certified by the principal financial officer, principal accounting officer, the Vice-President and Treasurer or an Assistant Treasurer of the Company, subject, however, to year-end auditing adjustments, which certificate shall include a statement that such officer has no knowledge, except as specifically stated, of any condition, event or act which constitutes a Default;
(ii)     as soon as available and in any event within 120 days after the end of each fiscal year of the Company, a Consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such fiscal year and the related Consolidated statements of income and cash flows of the Company and its Consolidated Subsidiaries for such fiscal year setting forth in each case in comparative form the corresponding figures as of the close of and for the preceding fiscal year, all in reasonable detail and accompanied by an opinion of independent public accountants of nationally recognized standing, as to said financial statements and a certificate of the principal financial officer, principal accounting officer, the Vice-President and Treasurer or an Assistant Treasurer of the Company stating that such officer has no knowledge, except as specifically stated, of any condition, event or act which constitutes a Default;
(iii)     copies of the Forms 8-K and 10-K reports (or similar reports) which the Company is required to file with the Securities and Exchange Commission of the United States of America (the “SEC”), promptly after the filing thereof;
(iv)     copies of each annual report, quarterly report, special report or proxy statement mailed to substantially all of the stockholders of the Company, promptly after the mailing thereof to the stockholders;
(v)     promptly and in any event within three Business Days, notice of the occurrence of any Default of which the principal financial officer, principal accounting officer, the Vice-President and Treasurer or an Assistant Treasurer of the Company shall have knowledge;
(vi)     as soon as available and in any event within 15 Business Days after the Company or any of its ERISA Affiliates knows or has reason to know that any ERISA Event involving liability of at least $500,000,000 has occurred, a statement of a senior officer of the Company with responsibility for compliance with the requirements of ERISA describing such ERISA Event and the action, if any, which the Company or such ERISA Affiliate proposes to take with respect thereto;
(vii)     at the request of any Lender, promptly after the filing thereof with the Internal Revenue Service, copies of Schedule SB (Actuarial Information) to each annual report (Form 5500 series) filed by the Company or any of its ERISA Affiliates with respect to each Plan;

(viii)     promptly after receipt thereof by the Company or any of its ERISA Affiliates, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan;
(ix)     promptly after such request, such other documents and information relating to any Plan as any Lender may reasonably request from time to time;
(x)     promptly and in any event within 15 Business Days after receipt thereof by the Company or any of its ERISA Affiliates from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) (x) the imposition of Withdrawal Liability in an amount in excess of $500,000,000 with respect to any one Multiemployer Plan or in an aggregate amount in excess of $500,000,000 with respect to all such Multiemployer Plans within any one calendar year or (y) the reorganization or termination, within the meaning of Title IV of ERISA, of any Multiemployer Plan that has resulted or might reasonably be expected to result in Withdrawal Liability in an amount in excess of $500,000,000 or of all such Multiemployer Plans that has resulted or might reasonably be expected to result in Withdrawal Liability in an aggregate amount in excess of $500,000,000 within any one calendar year and (B) the amount of liability incurred, or that may be incurred, by the Company or any of its ERISA Affiliates in connection with any event described in such subclause (x) or (y);
(xi)     promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Company or any Designated Subsidiary of the type described in Section 4.01(f);
(xii)     from time to time such further information respecting the financial condition and operations of the Company and its Subsidiaries as any Lender may from time to time reasonably request;
Documents required to be delivered pursuant to this Section 5.01(h) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto, on the Company’s website on the Internet or at www.sec.gov, (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or (iii) on which such documents are filed with the SEC on EDGAR; provided, that, in each case, the Company shall promptly notify the Administrative Agent (by facsimile or electronic mail) of the posting or filing of any such documents.
(i)     Authorizations. Obtain, and cause each Designated Subsidiary to obtain, at any time and from time to time all authorizations, licenses, consents or approvals (including exchange control approvals) as shall now or hereafter be necessary or desirable under applicable law or regulations in connection with its making and performance of this Agreement and, upon the request of any Lender, promptly furnish to such Lender copies thereof.

(j)     Compliance with Environmental Laws. Comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew and cause each of its Subsidiaries to obtain and renew all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Company nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.
(k)     Change of Control. If a Change of Control shall occur, within ten calendar days after the occurrence thereof, provide the Administrative Agent with notice thereof, describing therein in reasonable detail the facts and circumstances giving rise to such Change of Control.
SECTION 5.02.     Negative Covenants. Commencing on the Initial Availability Date and so long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Company will not:
(a)     Liens, Etc. Issue, assume or guarantee, or permit any of its Subsidiaries owning Restricted Property to issue, assume or guarantee, any Covenant Debt (as defined below) secured by Liens on or with respect to any Restricted Property without effectively providing that its obligations to the Lenders under this Agreement and any of the Notes shall be secured equally and ratably with such Covenant Debt so long as such Covenant Debt shall be so secured; provided that, for purposes of this Section 5.02(a), any Covenant Debt so secured by Liens that is issued, assumed or guaranteed by the Company or any of its Subsidiaries owning Restricted Property on or after the Effective Date and prior to the Initial Availability Date shall be deemed to have been issued, assumed or guaranteed on the Initial Availability Date, except that the foregoing shall not apply to:
(i)     Liens affecting property of the Company or any of its Subsidiaries existing on the Effective Date or of any Person existing at the time it becomes a Subsidiary of the Company or at the time it is merged into or consolidated with the Company or a Subsidiary of the Company;
(ii)     Liens on property of the Company or its Subsidiaries existing at the time of acquisition thereof or incurred to secure the payment of all or part of the purchase price thereof or to secure Covenant Debt incurred prior to, at the time of or within 24 months after acquisition thereof for the purpose of financing all or part of the purchase price thereof;
(iii)     Liens on property of the Company or its Subsidiaries (in the case of property that is, in the opinion of the board of directors of the Company, substantially unimproved for the use intended by the Company) to secure all or part of the cost of improvement thereof, or to secure Covenant Debt incurred to provide funds for any such purpose;

(iv)     Liens which secure only Covenant Debt owing by a Subsidiary of the Company to the Company or to another Subsidiary of the Company;
(v)     Liens in favor of the United States of America, any State, any foreign country, or any department, agency, instrumentality, or political subdivisions of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Covenant Debt incurred for the purpose of financing all or any part of the purchase price or cost of constructing or improving the property subject thereto, including, without limitation, Liens to secure Covenant Debt of the pollution control or industrial revenue bond type; or
(vi)     any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (i) to (v) inclusive of any Covenant Debt secured thereby, provided that the principal amount of Covenant Debt secured thereby shall not exceed the principal amount of Covenant Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement Lien shall be limited to all or part of the property which secured the Lien extended, renewed or replaced (plus improvements on such property);
provided, however, that, the Company and any one or more Subsidiaries owning Restricted Property may issue, assume or guarantee Covenant Debt secured by Liens which would otherwise be subject to the foregoing restrictions in an aggregate principal amount which, together with the aggregate outstanding principal amount of all other Covenant Debt of the Company and its Subsidiaries owning Restricted Property that would otherwise be subject to the foregoing restrictions (not including Covenant Debt permitted to be secured under clause (i) through (vi) above), does not at the time such Liens are incurred exceed 10% of the Net Tangible Assets of the Company and its Consolidated Subsidiaries; and provided further that the following type of transaction, among others, shall not be deemed to create Covenant Debt secured by Liens: Liens required by any contract or statute in order to permit the Company or any of its Subsidiaries to perform any contract or subcontract made by it with or at the request of the United States of America, any foreign country or any department, agency or instrumentality of any of the foregoing jurisdictions.
As used in this Section 5.02(a), “Covenant Debt” means Debt of the type described in clause (i) of the definition thereof.
(b)     Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person; provided, however, that the Company may merge or consolidate with any other Person so long as the Company is the surviving corporation and so long as no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, no provision of this Agreement or any other Loan Document shall prevent or restrict the consummation of the Transactions, nor shall the Transactions give rise to any Default, constitute a “Change of Control” or constitute the utilization of any “basket”, under this Agreement (including this Article V) or any other Loan Document.
ARTICLE VI
EVENTS OF DEFAULT
SECTION 6.01.     Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
(a)     Any Borrower shall fail to pay: (i) any principal of any Revolving Credit Advance when the same becomes due and payable; (ii) any principal of any Swing Line Advance within three Business Days after the same becomes due and payable, (iii) any commitment fees, Letter of Credit commissions or any interest on any Advance payable under this Agreement or any Note within three Business Days after the same becomes due and payable; or (iv) any other fees or other amounts payable under this Agreement or any Notes within 30 days after the same becomes due and payable other than those fees and amounts the liabilities for which are being contested in good faith by such Borrower and which have been placed in Escrow by such Borrower; or
(b)     Any representation or warranty made (or deemed made) by any Borrower (or any of its officers) in connection with this Agreement or by any Designated Subsidiary in the Designation Letter pursuant to which such Designated Subsidiary became a Borrower hereunder shall prove to have been incorrect in any material respect when made (or deemed made); or
(c)     The Company shall contest in any manner the validity or enforceability of, deny that it has any or further liability or obligation under, or purport to revoke, terminate or rescind any term, covenant or agreement contained in Article VII of this Agreement; or
(d)     (i) The Company shall fail to perform or observe Section 5.01(h)(v), (ii) the Company shall fail to perform or observe any other term, covenant or agreement contained in Section 5.02(a) and such failure shall remain unremedied for a period of 30 days after any Lender shall have given notice thereof to the Company (through the Administrative Agent), or (iii) the Company or any other Borrower shall fail to perform or to observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed and such failure shall remain unremedied for a period of 30 days after any Lender shall have given notice thereof to the relevant Borrower or, in the case of the Company, any of the principal financial officer, the principal accounting officer, the Vice-President and Treasurer or an Assistant Treasurer of the Company, and in the case of any other Borrower, a responsible officer of such Borrower, first has knowledge of such failure; or

(e)     (i) The Company or any of its Material Subsidiaries shall fail to pay any principal of or premium or interest on any Debt (other than Debt owed to the Company or its Subsidiaries or Affiliates) that is outstanding in a principal amount of at least $500,000,000 in the aggregate (but excluding Debt outstanding hereunder and Debt owed by such party to any bank, financial institution or other institutional lender to the extent the Company or any Material Subsidiary has deposits with such bank, financial institution or other institutional lender sufficient to repay such Debt) of the Company or such Material Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, but not where laws or regulations bar said payment), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt, or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt, or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (in each case, other than by a regularly scheduled required prepayment or redemption or any prepayment being made in connection with the consummation of the Spin-Off or the refinancing of Indebtedness), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; provided, however, that, for purposes of this Section 6.01(e), in the case of (x) Debt of any Person (other than the Company or one of its Material Subsidiaries) which the Company has guaranteed and (y) Debt of Persons (other than the Company or one of its Material Subsidiaries) the payment of which is secured by a Lien on property of the Company or such Subsidiary, such Debt shall be deemed to have not been paid when due or to have been declared to be due and payable only when the Company or such Subsidiary, as the case may be, shall have failed to pay when due any amount which it shall be obligated to pay with respect to such Debt; provided further, however, that any event or occurrence described in this subsection (e) shall not be an Event of Default if (A) such event or occurrence relates to the Debt of any Subsidiary of the Company located in China, India, the Commonwealth of Independent States or Turkey (collectively, the “Exempt Countries”), (B) such Debt is not guaranteed or supported in any legally enforceable manner by any Borrower or by any Subsidiary or Affiliate of the Company located outside the Exempt Countries, (C) such event or occurrence is due to the direct or indirect action of any government entity or agency in any Exempt Country and (D) as of the last day of the calendar quarter immediately preceding such event or occurrence, the book value of the assets of such Subsidiary does not exceed $500,000,000 and the aggregate book value of the assets of all Subsidiaries of the Company located in Exempt Countries the Debt of which would cause an Event of Default to occur but for the effect of this proviso does not exceed $650,000,000; or
(f)     The Company or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company or any such Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Company or any such Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); provided, however, that any event or occurrence described in this subsection (f) shall not be an Event of Default if (A) such event or occurrence relates to any Subsidiary of the Company located in an Exempt Country, (B) the Debt of such Subsidiary is not guaranteed or supported in any legally enforceable manner by any Borrower or by any Subsidiary or Affiliate of the Company located outside the Exempt Countries, (C) such event or occurrence is due to the direct or indirect action of any government entity or agency in any Exempt Country and (D) as of the last day of the calendar quarter immediately preceding such event or occurrence, the book value of the assets of such Subsidiary does not exceed $500,000,000 and the aggregate book value of the assets of all Subsidiaries of the Company located in Exempt Countries with respect to which the happening of the events or occurrences described in this subsection (f) would cause an Event of Default to occur but for the effect of this proviso does not exceed $650,000,000; or
(g)     Any judgment or order for the payment of money in excess of $500,000,000 shall be rendered against the Company or any of its Material Subsidiaries and enforcement proceedings shall have been commenced by any creditor upon such judgment or order and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(g) if (A) such judgment or order is rendered against any Subsidiary of the Company located in an Exempt Country, (B) the Debt of such Subsidiary is not guaranteed or supported in any legally enforceable manner by any Borrower or by any Subsidiary or Affiliate of the Company located outside the Exempt Countries, (C) such judgment or order is due to the direct or indirect action of any government entity or agency in any Exempt Country and (D) as of the last day of the calendar quarter immediately preceding the tenth consecutive day of the stay period referred to above, the book value of the assets of such Subsidiary does not exceed $500,000,000 and the aggregate book value of the assets of all Subsidiaries of the Company located in Exempt Countries the judgments and orders against which would cause an Event of Default to occur but for the effect of this proviso does not exceed $650,000,000; or
(h)     Any non-monetary judgment or order shall be rendered against the Company or any of its Subsidiaries that is reasonably likely to have a Material Adverse Effect, and enforcement proceedings shall have been commenced by any Person upon such judgment or order and there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(i)     Any license, consent, authorization or approval (including exchange control approvals) now or hereafter necessary to enable the Company or any Designated Subsidiary to comply with its obligations herein or under any Notes of such Borrower shall be modified, revoked, withdrawn, withheld or suspended; or

(j)     (i) Any ERISA Event shall have occurred with respect to a Plan of any Borrower or any of its ERISA Affiliates and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans of the Borrowers and their ERISA Affiliates with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Borrowers and their ERISA Affiliates related to such ERISA Event) exceeds $500,000,000; or (ii) any Borrower or any of its ERISA Affiliates shall be in default, as defined in Section 4219(c)(5) of ERISA, with respect to any payment of Withdrawal Liability and the sum of the outstanding balance of such Withdrawal Liability and the outstanding balance of any other Withdrawal Liability that any Borrower or any of its ERISA Affiliates has incurred exceeds 6% of Net Tangible Assets of the Company and its Consolidated Subsidiaries; or (iii) any Borrower or any of its ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan of such Borrower or any of its ERISA Affiliates that such Multiemployer Plan is in reorganization, insolvent or is being terminated, within the meaning of Title IV of ERISA, or has been determined to be in endangered or critical status and as a result of such reorganization, insolvency, termination or determination the aggregate annual contributions of the Borrowers and their ERISA Affiliates to all Multiemployer Plans that are then in reorganization, insolvency, being terminated or so determined have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such event occurs by an amount exceeding $500,000,000;
then, and in any such event, the Administrative Agent (A) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Company, declare the obligation of each Lender to make Advances (other than Advances by an Issuing Bank or a Lender pursuant to Section 2.04(c)) and of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (B) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Company, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the United States Bankruptcy Code of 1978, as amended, (x) the obligation of each Lender to make Advances (other than Advances by an Issuing Bank or a Lender pursuant to Section 2.04(c)) and of the Issuing Banks to issue Letters of Credit shall automatically be terminated and (y) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers.
SECTION 6.02.     Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Administrative Agent may with the consent, or shall at the request, of the Majority Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Company to, and forthwith upon such demand the Company will, (a) pay to the Administrative Agent on behalf of the Lenders in same day funds at the Agent’s Office designated in such demand, for deposit in the Cash Deposit Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding or (b) make such other reasonable arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Majority Lenders; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the United States Bankruptcy Code of 1978, as amended, the Borrowers shall immediately pay to the

Administrative Agent on behalf of the Lenders for deposit in the Cash Deposit Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrowers. If at any time the Administrative Agent reasonably determines that any funds held in the Cash Deposit Account are subject to any right or interest of any Person other than the Administrative Agent and the Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrowers will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the Cash Deposit Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the Cash Deposit Account that are free and clear of any such right and interest. Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the Cash Deposit Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law, and if so applied, then such reimbursement shall be deemed a repayment of the corresponding Advance in respect of such Letter of Credit. After all such Letters of Credit shall have expired or been fully drawn upon and all other obligations of the Borrowers hereunder and under the Notes shall have been paid in full, the balance, if any, in the Cash Deposit Account shall be promptly returned to the Company.
ARTICLE VII
GUARANTEE
SECTION 7.01.     Unconditional Guarantee. For valuable consideration, receipt whereof is hereby acknowledged, and to induce each Lender to make Advances to the Designated Subsidiaries and to induce the Agents to act hereunder, the Company hereby unconditionally and irrevocably guarantees to each Lender and each Agent that:
(a)     the principal of and interest on each Advance to each Designated Subsidiary shall be promptly paid in full when due (whether at stated maturity, by acceleration or otherwise) in accordance with the terms hereof, and, in case of any extension of time of payment, in whole or in part, of such Advance, that all such sums shall be promptly paid when due (whether at stated maturity, by acceleration or otherwise) in accordance with the terms of such extension; and
(b)     all other amounts payable hereunder by any Designated Subsidiary to any Lender or the Administrative Agent or the Swing Line Agent, as the case may be, shall be promptly paid in full when due in accordance with the terms hereof (the obligations of the Designated Subsidiaries under these subsections (a) and (b) of this Section 7.01 being the “Obligations”).
In addition, the Company hereby unconditionally and irrevocably agrees that upon default in the payment when due (whether at stated maturity, by acceleration or otherwise) of any principal of, or interest on, any Advance to any Designated Subsidiary or such other amounts payable by any Designated Subsidiary to any Lender or any Agent, the Company will forthwith pay the same, without further notice or demand.

SECTION 7.02.     Guarantee Absolute. The Company guarantees that the Obligations will be paid strictly in accordance with the terms of this Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender or any Agent with respect thereto. The liability of the Company under this guarantee shall be absolute and unconditional irrespective of:
(a)     any lack of validity or enforceability of this Agreement or any other agreement or instrument relating thereto;
(b)     any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from this Agreement;
(c)     any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Obligations; or
(d)     any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Company, any Borrower or a guarantor.
This guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by any of the Lenders or any Agent upon the insolvency, bankruptcy or reorganization of the Company or any Borrower or otherwise, all as though such payment had not been made.
SECTION 7.03.     Waivers. The Company hereby expressly waives diligence, presentment, demand for payment, protest, any requirement that any right or power be exhausted or any action be taken against any Designated Subsidiary or against any other guarantor of all or any portion of the Advances, and all other notices and demands whatsoever.
SECTION 7.04.     Remedies. Each of the Lenders and each Agent may pursue its respective rights and remedies under this Article VII and shall be entitled to payment hereunder notwithstanding any other guarantee of all or any part of the Advances to the Designated Subsidiaries, and notwithstanding any action taken by any such Lender or such Agent to enforce any of its rights or remedies under such other guarantee, or any payment received thereunder. Until the later of the Termination Date and the date the Obligations shall be paid in full, the Company hereby irrevocably waives any claim or other right that it may now or hereafter acquire against any Designated Subsidiary that arises from the existence, payment, performance or enforcement of the Company’s obligations under this Article VII, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agents or the Lenders against any Designated Subsidiary, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Designated Subsidiary, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right. If any amount shall be paid to the Company in violation of the preceding sentence at any time when all the Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of the Lenders and the Agents and shall forthwith be paid to the Administrative Agent for its own account and the accounts of the respective Lenders to be credited and applied to the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as collateral for any Obligations or other amounts payable under this Agreement thereafter arising. The Company acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and that the waiver set forth in this section is knowingly made in contemplation of such benefits.
SECTION 7.05.     No Stay. The Company agrees that, as between (a) the Company and (b) the Lenders and the Agents, the Obligations of any Designated Subsidiary guaranteed by the Company hereunder may be declared to be forthwith due and payable as provided in Article VI hereof for purposes of this Article VII by declaration to the Company as guarantor notwithstanding any stay, injunction or other prohibition preventing such declaration as against such Designated Subsidiary and that, in the event of such declaration to the Company as guarantor, such Obligations (whether or not due and payable by such Designated Subsidiary), shall forthwith become due and payable by the Company for purposes of this Article VII.
SECTION 7.06.     Survival. This guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full (after the Termination Date) of the Obligations and all other amounts payable under this guaranty, (b) be binding upon the Company, its successors and assigns, (c) inure to the benefit of and be enforceable by each Lender (including each assignee Lender pursuant to Section 9.06) and each Agent and their respective successors, transferees and assigns and (d) shall be reinstated if at any time any payment to a Lender or the Administrative Agent hereunder is required to be restored by such Lender or such Agent. Without limiting the generality of the foregoing clause (c) but subject to Section 9.06, each Lender may assign or otherwise transfer its interest in any Advance to any other person or entity, and such other person or entity shall thereupon become vested with all the rights in respect thereof granted to such Lender herein or otherwise.
ARTICLE VIII
THE AGENTS
SECTION 8.01.     Authorization and Authority. Each Lender hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. Each Swing Line Bank hereby irrevocably appoints Bank of America to act on its behalf as the Swing Line Agent hereunder and authorizes the Swing Line Agent to take such actions on its behalf and to exercise such powers as are delegated to the Swing Line Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agents and the Lenders, and except as set forth in Section 8.07, no Borrower shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any Note (or any other similar term) with reference to an Agent, any syndication agent or any documentation agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 8.02.     Rights as a Lender. The Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.
SECTION 8.03.     Duties of Agent; Exculpatory Provisions. (a) The Agents’ duties hereunder are solely ministerial and administrative in nature and no Agent shall have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, no Agent:
(i)     shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)     shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to this Agreement or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law; and
(iii)     shall, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity.
(b)     No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.01 or Section 6.01) or (ii) in the absence of its own gross negligence or willful misconduct, as finally determined in a nonappealable judgment of a court of competent jurisdiction. Each Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until the Company or any Lender shall have given notice to the Administrative Agent describing such Default and such event or events.

(c)     No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created hereby or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to such Agent.
(d)     Nothing in this Agreement shall require an Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender and each Lender confirms to each Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by such Agent or any of its Related Parties.
(e)     The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (ii) have any liability with respect to or arising out of any assignment or participation of Advances, or disclosure of confidential information, to any Disqualified Institution.
SECTION 8.04.     Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless an officer of such Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Advance or the issuance of such Letter of Credit, and in the case of a Borrowing, such Lender shall not have made available to such Agent such Lender’s ratable portion of such Borrowing. Each Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05.     Indemnification. (a) Each Lender severally agrees to indemnify the Administrative Agent (to the extent not reimbursed by a Borrower), from and against such Lender’s Ratable Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent, in its capacity as such, in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent, in its capacity as such, under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct, as finally determined in a nonappealable judgment of a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its Ratable Share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by a Borrower.
(b)     Each Lender severally agrees to indemnify the Issuing Banks (to the extent not promptly reimbursed by the Company) from and against such Lender’s Ratable Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any such Issuing Bank, in its capacity as such, in any way relating to or arising out of this Agreement or any action taken or omitted by such Issuing Bank, in its capacity as such, hereunder or in connection herewith; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank’s gross negligence or willful misconduct, as finally determined in a nonappealable judgment of a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse any such Issuing Bank promptly upon demand for its Ratable Share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Company under Section 9.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Company.
(c)     The Lenders severally agree to indemnify the Swing Line Agent (to the extent not reimbursed by the Borrowers), from and against such Lender’s ratable share (determined according to their respective Revolving Credit Commitments at such time) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Swing Line Agent, in its capacity as such, in any way relating to or arising out of this Agreement or any action taken or omitted by the Swing Line Agent under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Swing Line Agent’s gross negligence or willful misconduct, as finally determined in a nonappealable judgment of a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse the Swing Line Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) payable by the Borrowers under Section 9.04, to the extent that the Swing Line Agent is not reimbursed for such expenses by the Borrowers.

(d)     The failure of any Lender to reimburse any Agent or any Issuing Bank promptly upon demand for its Ratable Share of any amount required to be paid by the Lenders to the Agents as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse any Agent or any Issuing Bank for its Ratable Share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse any Agent or any Issuing Bank for such other Lender’s Ratable Share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes. Each of the Agents and each Issuing Bank agrees to return to the Lenders their respective Ratable Shares of any amounts paid under this Section 8.05 that are subsequently reimbursed by the Company or any Borrower. In the case of any investigation, litigation or proceeding giving rise to any indemnified costs, this Section 8.05 applies whether any such investigation, litigation or proceeding is brought by any Agent, any Lender or a third party.
SECTION 8.06.     Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub-agent and the Related Parties of each Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article VIII and Section 9.04 (as though such sub-agents were an “Agent” under this Agreement) as if set forth in full herein with respect thereto.
SECTION 8.07.     Resignation of Agent. (a) Each Agent may at any time resign by giving thirty (30) days’ written notice to the Lenders and the Company. The Company may at any time after such notice of resignation, by notice to the applicable Agent, propose a successor Agent (which shall meet the criteria described below) and request that the Lenders be notified thereof by such Agent with a view to their appointment of such successor Agent; each Agent agrees to forward any such notice to the Lenders promptly upon its receipt by such Agent. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Company, to appoint a successor Administrative Agent, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States having a combined capital and surplus of at least $500,000,000, and the Swing Line Banks shall have the right, in consultation with the Company, to appoint a successor Swing Line Agent, which shall be a bank with an office in London. If no such successor shall have been so appointed by the Majority Lenders or the Swing Line Banks, as applicable, and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks and in consultation with the Company, appoint a successor Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender or a Disqualified Institution. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)     If the Person serving as an Agent is a Defaulting Lender pursuant to clause (v) of the definition thereof, the Majority Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as an Agent and, in consultation with the Company, appoint a successor. If no such successor shall have been so appointed by the Majority Lenders or the Swing Line Banks, as applicable, and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Majority Lenders or the Swing Line Banks, as applicable) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)     With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring Agent shall be discharged from its duties and obligations as Agent hereunder, (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this paragraph and (iii) all payments, communications and determinations provided to be made by, to or through the Swing Line Agent shall instead be made by or to each Swing Line Bank directly, until such time as the Swing Line Banks appoint a successor Swing Line Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Agent of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations as Agent hereunder (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Agent’s resignation hereunder, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.
(d)     Any resignation pursuant to this Section by a Person acting as Agent shall, unless such Person shall notify the Company and the Lenders otherwise, also act to relieve such Person and its Affiliates of any obligation to advance or issue new, or extend existing, Swing Line Advances or Letters of Credit where such advance, issuance or extension is to occur on or after the effective date of such resignation. Upon the acceptance of a successor’s appointment as Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swing Line Bank, (ii) the retiring Issuing Bank and Swing Line Bank shall be discharged from all of their respective duties and obligations hereunder, (iii) the successor Swing Line Bank shall enter into an Assignment and Assumption and acquire from the retiring Swing Line Bank each outstanding Swing Line Advance of such retiring Swing Line Bank for a purchase price equal to par plus accrued interest and (iv) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

SECTION 8.07.     Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any Note or any related agreement or any document furnished hereunder or thereunder.
SECTION 8.08.     Other Agents. Each Lender hereby acknowledges that none of the syndication agent or any documentation agent nor any other Lender designated as any “Agent” on the cover or the signature pages hereof (other than the Administrative Agent and the Swing Line Agent) has any liability hereunder other than in its capacity as a Lender, if applicable.
SECTION 8.09.     Lender ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and each Arranger and their respective Affiliates, that at least one of the following is and will be true:
(i)     such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Advances, the Letters of Credit or the Commitments,
(ii)     the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement,
(iii)     (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement, or

(iv)     such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)     In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Company or any other Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto.
SECTION 8.10.     Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender or any Issuing Bank (the “Credit Party”), whether or not in respect of an obligation due and owing by any Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Credit Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Credit Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of (i) (x) the Federal Funds Rate in the case of Advances denominated in Dollars or (y) the cost of funds incurred by the Administrative Agent in respect of such amount in the case of Advances denominated in Alternative Currencies and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Credit Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount.  The Administrative Agent shall inform each Credit Party promptly upon determining that any payment made to such Credit Party comprised, in whole or in part, a Rescindable Amount.
ARTICLE IX
MISCELLANEOUS
SECTION 9.01.     Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each of the Lenders affected thereby, do any of the following: (a) increase the Commitments of such Lender, (b) reduce the principal of, or rate of interest on, the Advances or any fees or other amounts payable hereunder, (c) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder or extend the date of termination of such Lender’s Commitment, (d) release the Company from any of its obligations under Article VII, (e) require the duration of an Interest Period to be more than six months if such period is not available to all Lenders, (f) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder; or (g) amend this Section 9.01; and provided further that (w) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any Note, (x) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Swing Line Agent under this Agreement or any Note, (y) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Banks in addition to the Lenders required above to take such action, adversely affect the rights or obligations of the Issuing Banks in their capacities as such under this Agreement and (z) no amendment, waiver or consent shall, unless in writing and signed by each Swing Line Bank, in addition to the Lenders required above to take such action, affect the rights or obligations of the Swing Line Banks under this Agreement; and provided further, that nothing contained in this Section 9.01 will require any Borrower or the Administrative Agent to seek the consent of any Lender in order to make any technical amendments to cure ambiguities or defects or make related modifications to any provision of a Loan Document.
SECTION 9.02.     Notices, Etc. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:
(i)     if to the Company, to the address and electronic mail address specified for such Person on Schedule 9.02;
(ii)     if to the Administrative Agent, the Swing Line Agent or Bank of America in its capacity as an Issuing Bank or a Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 9.02; and
(iii)     if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)     Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Agents or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the applicable Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)     Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
(d)     Platform.
(i)     Each Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”). Each Borrower acknowledges and agrees that the DQ List shall be deemed suitable for posting and may be posted by the Administrative Agent on the Platform, including the portion of the Platform that is designated for “public side” Lenders.
(ii)     The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of communications through the Platform, except to the extent resulting from the gross negligence or willful misconduct, as finally determined in a nonappealable judgment of a court of competent jurisdiction, of an Agent Party. “Communications” means, collectively, any notice, demand, communication, information, document or other material that any Borrower provides to the Administrative Agent pursuant to this Agreement or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.
SECTION 9.03.     No Waiver; Remedies. No failure on the part of any Lender or any Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
SECTION 9.04.     Costs and Expenses. (a) The Company agrees to pay on demand all reasonable, documented and invoiced costs and expenses of the Administrative Agent in connection with the administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (i) all documented and invoiced due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (ii) the reasonable, documented and invoiced fees and expenses of counsel for the Administrative Agent with respect thereto. The Company further agrees to pay on demand all documented and invoiced costs and expenses of the Agents and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for each Agent and each Lender in connection with the enforcement of rights under this Section 9.04(a).
(b)     Each Borrower agrees to indemnify and hold harmless each Agent and each Lender and each of their Related Parties (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable, documented and invoiced fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances whether or not such investigation, litigation or proceeding is brought by the Company, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent any such claim, damage, loss, liability or expense has resulted from such Indemnified Party’s gross negligence or willful misconduct, as finally determined in a nonappealable judgment of a court of competent jurisdiction.

The Company also agrees not to assert any claim against any Indemnified Party on any theory of liability for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or for any damages arising from the use by unintended recipients of information or other materials distributed by it in connection with this Agreement through electronic telecommunications or other information transmission systems.
(c)     (i) If any payment of principal of, or Conversion of, any Term Rate Advance is made by the applicable Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, or any Alternative Currency Daily Rate Advance is made by the applicable Borrower to or for the account of a Lender other than on an Interest Payment Date applicable thereto, as a result of a payment or Conversion pursuant to Section 2.06(b), 2.10(a) or (b) or 2.12, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of an Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.06 as a result of a demand by the Company pursuant to Section 2.06(b), the applicable Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.
(ii)     If any payment of principal of any Swing Line Advance is made by the applicable Borrower to or for the account of a Swing Line Bank other than on the maturity date for such Advance as specified in the applicable Notice of Swing Line Borrowing, as a result of a payment pursuant to Section 2.06(b), 2.10(a) or (b) or 2.12, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, the applicable Borrower shall, upon demand by a Swing Line Bank (with a copy of such demand to the Administrative Agent and the Swing Line Agent), pay to the Swing Line Agent for the account of such Swing Line Bank any amounts required to compensate such Swing Line Bank for any additional losses, costs or expenses that it may reasonably incur as a result of such payment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Swing Line Bank to fund or maintain such Advance.
(d)     Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in Sections 2.11, 2.14 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes and the termination in whole of any Commitment hereunder.

SECTION 9.05.     Binding Effect. This Agreement shall become effective on the Effective Date and thereafter shall be binding upon and inure to the benefit of each Borrower, the Administrative Agent, the Swing Line Agent and each Lender and their respective successors and permitted assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of each Lender (and any other attempted assignment or transfer by any party hereto shall be null and void).
SECTION 9.06.     Assignments and Participations. (a) Successors and Assigns Generally. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 9.06(b), (ii) by way of participation in accordance with the provisions of Section 9.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.06(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)     Assignments by Lenders. Any Lender may at any time, with notice to the Company prior to making any proposal to any potential assignee, assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:
(i)     Minimum Amounts.
(A)     in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Advances at the time owing to it (in each case with respect to any Facility) or in the case of an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned; and
(B)     in any case not described in Section 9.06(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of the Letter of Credit Facility, unless each of the Administrative Agent and the Company (unless a Default has occurred and is continuing at the time of such assignment) otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)     Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advance or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis, except that any assignment under the Revolving Credit Facility shall include a proportionate assignment under the Swing Line Facility, if applicable.
(iii)     Required Consents. No consent shall be required for any assignment except to the extent required by Section 9.06(b)(i)(B) and, in addition:
(A)     the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default under Section 6.01(a) or 6.01(f) has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender or an Affiliate of a Lender if notice of such assignment is given to the Company; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof;
(B)     the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Revolving Credit Facility if such assignment is to a Person that is not a Lender with a Commitment in respect of such Facility or an Affiliate of such Lender; and
(C)     the consent of each Issuing Bank and Swing Line Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.
(iv)     Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; provided, further, that any such Assignment and Assumption shall include a representation by the assignor that the assignee is not a Disqualified Institution. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)     No Assignment to Certain Persons. No such assignment shall be made to (A) the Company or any of the Company’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) any Disqualified Institution.

(vi)     No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).
(vii)     Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to each Agent, each Issuing Bank, each Swing Line Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances and participations in Letters of Credit and Swing Line Advances in accordance with its Ratable Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 9.06(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11, 2.14 and 9.04 and subject to its obligations under Section 8.05 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.06(d).

(c)     Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in the United States a copy of each Assumption Agreement and each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). In addition, the Administrative Agent shall maintain on the Register information regarding the designation and revocation of designation of any Lender as a Defaulting Lender. The entries in the Register shall be conclusive absent manifest error, and the Company, each other Borrower, each Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company, any other Borrower or any Lender (other than any Disqualified Institution), at any reasonable time and from time to time upon reasonable prior notice.
(d)     Participations. Each Lender may sell participations to one or more banks or other entities (other than the Company or any of its Affiliates or any Disqualified Institution) (each, a “Participant”) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Company and the other Borrowers hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Company, any other Borrower, each Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (v) no Participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by any Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation and (vi) within 30 days of the effective date of such participation, such Lender shall provide notice of such participation to the Company.
Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(e)     Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.06, disclose to the assignee or Participant or proposed assignee or Participant, any information relating to the Company or any Borrower furnished to such Lender by or on behalf of such Borrower; provided that, prior to any such disclosure, the assignee or Participant or proposed assignee or Participant shall agree to preserve the confidentiality of any confidential information relating to such Borrower received by it from such Lender.
(f)     Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over it; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)     Disqualified Institutions. (i) No assignment or participation shall be made or sold, as applicable, to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning or selling Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Company has consented to such assignment or Incremental Commitment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or Participant that becomes a Disqualified Institution after the applicable Trade Date, the execution by the Company of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignee or participation in violation of this clause (g)(i) shall not be void, but the other provisions of this clause (g) shall apply.
(ii)     If any assignment or participation is made to any Disqualified Institution (x) without the Company’s prior written consent in violation of clause (i) above, or (y) if any Person becomes a Disqualified Institution after the applicable Trade Date, the Company may, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate the Commitment of such Disqualified Institution and repay all obligations of the Borrowers owing to such Disqualified Institution in connection with such Commitment and/or (B) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section), all of its interest, rights and obligations under this Agreement (including as a Participant) to one or more Eligible Assignees at the lesser of (i) the principal amount thereof and (ii) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder; provided, however, that all expenses arising from, or in connection with, any termination or assignment hereunder shall be borne solely by (a) the assigning or selling Lender and the relevant Disqualified Institution with respect to any assignment or participation set forth in (x) above, or (b) the Company with respect to any assignment or participation set forth in (y) above.

(iii)     Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Company, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan or reorganization or plan of liquidation pursuant to any debtor relief laws (a “Plan”), each Disqualified Institution party hereto hereby agrees (1) not to vote on such Plan, (2) if such Disqualified Institution does vote on such Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other debtor relief laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other debtor relief laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
(iv)     The Administrative Agent shall have the right, and the Company hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Company and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same.
SECTION 9.07.     Designated Subsidiaries. (a) Designation. The Company may at any time, and from time to time, upon not less than 15 Business Days’ notice in the case of any Subsidiary so designated after the Effective Date, notify the Administrative Agent that the Company intends to designate a Subsidiary as a “Designated Subsidiary” for purposes of this Agreement. On or after the date that is 15 Business Days after such notice, upon delivery to the Administrative Agent and each Lender of a Designation Letter duly executed by the Company and the respective Subsidiary and substantially in the form of Exhibit D hereto, such Subsidiary shall thereupon become a “Designated Subsidiary” for purposes of this Agreement and, as such, shall have all of the rights and obligations of a Borrower hereunder. The Administrative Agent shall promptly notify each Lender of the Company’s notice of such pending designation by the

Company and the identity of the respective Subsidiary. Following the giving of any notice pursuant to this Section 9.07(a), if the designation of such Designated Subsidiary obligates the Administrative Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall, promptly upon the request of the Administrative Agent or any Lender, supply such documentation and other evidence as is reasonably requested by the Administrative Agent or any Lender in order for the Administrative Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations.
If the Company shall designate as a Designated Subsidiary hereunder any Subsidiary not organized under the laws of the United States or any State thereof, any Lender may, with notice to the Administrative Agent and the Company, fulfill its Commitment by causing an Affiliate of such Lender to act as the Lender in respect of such Designated Subsidiary.
As soon as practicable after receiving notice from the Company or the Administrative Agent of the Company’s intent to designate a Subsidiary as a Designated Borrower, and in any event no later than five Business Days after the delivery of such notice, for a Designated Subsidiary that is organized under the laws of a jurisdiction other than of the United States or a political subdivision thereof, any Lender that may not legally lend to, establish credit for the account of and/or do any business whatsoever with such Designated Subsidiary, either directly or through an Affiliate of such Lender selected pursuant to the immediately preceding paragraph (a “Protesting Lender”) shall so notify the Company and the Administrative Agent in writing. With respect to each Protesting Lender, the Company shall, effective on or before the date that such Designated Subsidiary shall have the right to borrow hereunder, either (A) notify the Administrative Agent and such Protesting Lender that the Commitments of such Protesting Lender shall be terminated; provided that such Protesting Lender shall have received payment of an amount equal to the outstanding principal of its Advances and/or Letter of Credit reimbursement obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or the relevant Designated Subsidiary (in the case of all other amounts), or (B) cancel its request to designate such Subsidiary as a “Designated Subsidiary” hereunder.
(b)     Termination. Upon the payment and performance in full of all of the indebtedness, liabilities and obligations under this Agreement and the Notes of any Designated Subsidiary then, so long as at the time no Notice of Revolving Credit Borrowing in respect of such Designated Subsidiary is outstanding, such Subsidiary’s status as a “Designated Subsidiary” shall terminate upon notice to such effect from the Administrative Agent to the Lenders (which notice the Administrative Agent shall give promptly upon its receipt of a request therefor from the Company). Thereafter, the Lenders shall be under no further obligation to make any Advance hereunder to such Designated Subsidiary.
SECTION 9.08.     Confidentiality. Each of the Lenders and each Agent hereby agrees that it shall not disclose any financial reports and other information from time to time supplied to it by the Company hereunder to the extent that such information is not and does not become publicly available and which the Company indicates at the time is to be treated confidentially, provided, however, that nothing herein shall affect the disclosure of any such information (i) by the Administrative Agent to any Lender, (ii) to the extent required by law (including statute, rule, regulation or judicial process), (iii) to counsel for any Lender or any Agent or to their respective independent public accountants, (iv) to bank examiners and auditors and appropriate government examining authorities or self-regulatory bodies having or claiming oversight any Lender or its affiliates, (v) to any Agent or any other Lender, (vi) in connection with any litigation to which any Lender or the Administrative Agent is a party relating hereto or in connection with the exercise of any remedies hereunder, (vii) to actual or prospective assignees and Participants as contemplated by Section 9.06(e), (viii) to any Affiliate of any Agent or any Lender or to such Agent’s, Lender’s or Affiliate’s officers, directors, employees, agents and advisors, provided that, prior to any such disclosure, such Affiliate or such Affiliate’s officers, directors, employees, agents or advisors, as the case may be, shall agree to preserve the confidentiality of any confidential information relating to the Company received by it, (ix) to any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative, financial insurance or other transaction under which payments are to be made by reference to the Borrowers and their obligations hereunder, this Agreement or payments hereunder (it being understood that the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participant (in each case, for the avoidance of doubt, other than any Disqualified Institution), in reliance on this clause (ix)) or (x) with the written consent of the Company; a determination by a Lender or an Agent as to the application of the circumstances described in the foregoing clauses (i)-(ix) being conclusive if made in good faith; and each of the Lenders and each Agent agrees that it will follow procedures which are intended to put any transferee of such confidential information on notice that such information is confidential. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any person.
SECTION 9.09.     Mitigation of Yield Protection. Each Lender hereby agrees that, commencing as promptly as practicable after it becomes aware of the occurrence of any event giving rise to the operation of Section 2.11(a), 2.12 or 2.14 with respect to such Lender, such Lender will give notice thereof through the Administrative Agent to the respective Borrower. A Borrower may at any time, by notice through the Administrative Agent to any Lender, request that such Lender change its Applicable Lending Office as to any Advance or Type of Advance or that it specify a new Applicable Lending Office with respect to its Commitment and any Advance held by it or that it rebook any such Advance with a view to avoiding or mitigating the consequences of an occurrence such as described in the preceding sentence, and such Lender will use reasonable efforts to comply with such request unless, in the opinion of such Lender, such change or specification or rebooking is inadvisable or might have an adverse effect, economic or otherwise, upon it, including its reputation. In addition, each Lender agrees that, except for changes or specifications or rebookings required by law or effected pursuant to the preceding sentence, if the result of any change or change of specification of Applicable Lending Office or rebooking would, but for this sentence, be to impose additional costs or requirements upon the respective Borrower pursuant to Section 2.11(a), Section 2.12 or Section 2.14 (which would not be imposed absent such change or change of specification or rebooking) by reason of legal or regulatory requirements in effect at the time thereof and of which such Lender is aware at such time, then such costs or requirements shall not be imposed upon such Borrower but shall be borne by such Lender. All expenses incurred by any Lender in changing an Applicable Lending Office or specifying another

Applicable Lending Office of such Lender or rebooking any Advance in response to a request from a Borrower shall be paid by such Borrower. Nothing in this Section 9.09 (including, without limitation, any failure by a Lender to give any notice contemplated in the first sentence hereof) shall limit, reduce or postpone any obligations of the respective Borrower under Section 2.11(a), Section 2.12 or Section 2.14, including any obligations payable in respect of any period prior to the date of any change or specification of a new Applicable Lending Office or any rebooking of any Advance.
SECTION 9.10.     Governing Law. This Agreement and the Notes and the rights and obligations of the parties hereunder and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise and whether at law or in equity) shall be governed by, and construed in accordance with, the law of the State of New York.
SECTION 9.11.     Execution in Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Notices of Issuance, Notices of Revolving Credit Borrowing, Notices of Swing Line Borrowing, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it (it being understood for the purposes of the Loan Documents DocuSign shall be acceptable if the signature so delivered conforms to the signature provided on the applicable incumbency certificate).
SECTION 9.12.     Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any Agent, any Lender, any Issuing Bank, or any Related Party of the foregoing in any way relating to this Agreement or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each Designated Subsidiary hereby agrees that service of process in any such action or proceeding brought in the any such New York State court or in such federal court may be made upon the Company at its address specified in Section 9.02, and each Designated Subsidiary hereby irrevocably appoints the Company its authorized agent to accept such service of process, and agrees that the failure of the Company to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. Each Borrower hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to such Borrower at its address specified pursuant to Section 9.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to serve legal process in any other manner permitted by law or to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction. To the extent that each Designated Subsidiary has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each Designated Subsidiary hereby irrevocably waives such immunity in respect of its obligations under this Agreement.
(b)     Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes (whether in contract or tort or otherwise and whether at law or in equity) in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
SECTION 9.13.     Substitution of Currency. If a change in any Alternative Currency occurs pursuant to any applicable law, rule or regulation of any governmental, monetary or multi-national authority, this Agreement will be amended to the extent determined by the Administrative Agent (acting reasonably and in consultation with the Company) to be necessary to reflect the change in currency and to put the Lenders and the Borrowers in the same position, so far as possible, that they would have been in if no change in such Alternative Currency had occurred.
SECTION 9.14.     Final Agreement. This written agreement represents the full and final agreement between the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect thereto. There are no unwritten agreements between the parties.
SECTION 9.15.     Judgment. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder or under the Notes in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Original Currency with the Other Currency at 9:00 A.M. (New York City time) on the first Business Day preceding that on which final judgment is given.

(b)     The obligation of each Borrower in respect of any sum due in the Original Currency from it to any Lender or any Agent hereunder or under the Note or Notes held by such Lender shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by such Lender or such Agent (as the case may be) of any sum adjudged to be so due in such Other Currency, such Lender or such Agent (as the case may be) may in accordance with normal banking procedures purchase Dollars with such Other Currency; if the amount of Dollars so purchased is less than the sum originally due to such Lender or such Agent (as the case may be) in the Original Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or such Agent (as the case may be) against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due to any Lender or any Agent (as the case may be) in the Original Currency, such Lender or such Agent (as the case may be) agrees to remit to such Borrower such excess.
SECTION 9.16.     No Liability of the Issuing Banks. None of the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Affiliates, or the respective directors, officers, employees, agents and advisors of such Person or such Affiliate, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder, or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the applicable Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or any failure to honor a Letter of Credit where such Issuing Bank is, under applicable law, required to honor it. The parties hereto expressly agree that, as long as the Issuing Bank has not acted with gross negligence or willful misconduct, as finally determined in a nonappealable judgment of a court of competent jurisdiction, such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its reasonable discretion, either accept and make payment upon such documents without responsibility for further investigation or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
SECTION 9.17.     Patriot Act Notice. Each Lender hereby notifies the Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”), it is required to obtain, verify and record information that identifies each borrower, guarantor or grantor (the “Loan Parties”), which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA Patriot Act.

SECTION 9.18.     Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.18, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by debtor relief laws, as determined in good faith by the Administrative Agent or the applicable Issuing Bank, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
SECTION 9.19.     No Fiduciary Duty. Each Borrower acknowledges that each Agent, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lender Parties”), each is acting pursuant to a contractual relationship on an arm’s length basis, and the parties hereto do not intend that any Lender Party act or be responsible as a fiduciary to any Borrower, its management, stockholders, creditors or any other person. Each Borrower and each Lender Party hereby expressly disclaims any fiduciary relationship and agrees they are each responsible for making their own independent judgments with respect to any transactions entered into between them. Each Borrower also hereby acknowledges that no Lender Party has advised nor is advising such Borrower as to any legal, accounting, regulatory or tax matters, and that such Borrower is consulting its own advisors concerning such matters to the extent it deems appropriate. Each Lender Party may have economic interest that conflict with those of the Borrowers, their stockholders and/or their Affiliates.
SECTION 9.20.     Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or Issuing Bank that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)     the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)     the effects of any Bail-In Action on any such liability, including, if applicable:
(i)     a reduction in full or in part or cancellation of any such liability;
(ii)     a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)     the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
SECTION 9.21.     Waiver of Jury Trial. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or any Note or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory and whether at law or in equity). Each party hereto (a) certifies that no representative, agent or attorney of any other Person has represented, expressly or otherwise, that such other Person would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this section.
SECTION 9.22.     Release of Parent Guaranty. Upon the consummation of the Spin-Off, the Parent Guaranty shall automatically terminate and the Parent shall be automatically and unconditionally released from its obligations thereunder, without any further action required by any party. Upon such release, the Administrative Agent shall deliver to the Company, promptly after the Company’s request and at the Company’s sole cost and expense, any release, termination or other agreement or document evidencing such release as may be reasonably requested by the Company.
[REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

HONEYWELL AEROSPACE INC.

By:	/s/ Thilo Huber
Name: Thilo Huber
Title: Treasurer

[Signature Page to Honeywell Aerospace Five Year Credit Agreement (2026)]

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Kyle D Harding
Name: Kyle D Harding
Title: Vice President

BANK OF AMERICA, N.A., as an Initial Swing Line Bank, Issuing Bank and an Initial Lender

By:
Name:
Title:
[Signature Page to Honeywell Aerospace Five Year Credit Agreement (2026)]

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

BANK OF AMERICA, N.A., as an Initial Swing Line Bank, Issuing Bank and an Initial Lender

By:	/s/ Oscar D. Cortez
Name: Oscar D. Cortez
Title: Director
[Signature Page to Honeywell Aerospace Five Year Credit Agreement (2026)]

Goldman Sachs Bank USA, as an Initial Lender

By:	/s/ Jonathan Dworkin
Name: Jonathan Dworkin
Title: Authorized Signatory
[Signature Page to Honeywell Aerospace Five Year Credit Agreement (2026)]

MORGAN STANLEY BANK, N.A., as an Initial Lender

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory
[Signature Page to Honeywell Aerospace Five Year Credit Agreement (2026)]

MUFG Bank, Ltd., as an Initial Lender

By:	/s/ Susan Swerdloff
Name: Susan Swerdloff
Title: Authorized Signatory

[Signature Page to Honeywell Aerospace Five Year Credit Agreement (2026)]

Citibank, N.A., as an Initial Lender

By:	/s/ Susan Manuelle
Name: Susan Manuelle
Title: Vice President
[Signature Page to Honeywell Aerospace Five Year Credit Agreement (2026)]

Deutsche Bank AG New York Branch, as an Initial Lender

By:	/s/ Annie Chung
Name: Annie Chung
Title: Managing Director

By:	/s/ Marko Lukin
Name: Marko Lukin
Title: Director
[Signature Page to Honeywell Aerospace Five Year Credit Agreement (2026)]

JPMorgan Chase Bank, N.A., as an Initial Lender

By:	/s/ Will Price
Name: Will Price
Title: Executive Director
[Signature Page to Honeywell Aerospace Five Year Credit Agreement (2026)]

MIZUHO BANK, LTD., as an Initial Lender

By:	/s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Managing Director
[Signature Page to Honeywell Aerospace Five Year Credit Agreement (2026)]

Sumitomo Mitsui Banking Corporation, as an Initial Lender

By:	/s/ Jun Ashley
Name: Jun Ashley
Title: Director
[Signature Page to Honeywell Aerospace Five Year Credit Agreement (2026)]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as an Initial Lender

By:	/s/ Peter Williams
Name: Peter Williams
Title: Vice President
[Signature Page to Honeywell Aerospace Five Year Credit Agreement (2026)]

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH, as an Initial Lender

By:	/s/ Brian Crowley
Name: Brian Crowley
Title: Managing Director

By:	/s/ Armen Semizian
Name: Armen Semizian
Title: Managing Director
[Signature Page to Honeywell Aerospace Five Year Credit Agreement (2026)]

BANCO SANTANDER, S.A., NEW YORK BRANCH, as an Initial Lender

By:	/s/ Andres Barbosa
Name: Andres Barbosa
Title: Managing Director

By:	/s/ Zara Kamal
Name: Zara Kamal
Title: Executive Director
[Signature Page to Honeywell Aerospace Five Year Credit Agreement (2026)]

BARCLAYS BANK PLC, as an Initial Lender

By:	/s/ Charlene Saldanha
Name: Charlene Saldanha
Title: Director
[Signature Page to Honeywell Aerospace Five Year Credit Agreement (2026)]

BNP PARIBAS, as an Initial Lender

By:	/s/ Louis Moran
Name: Louis Moran
Title: Director

By:	/s/ Norman Miller
Name: Norman Miller
Title: Vice President
[Signature Page to Honeywell Aerospace Five Year Credit Agreement (2026)]

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as an Initial Lender

By:	/s/ Paul Arens
Name: Paul Arens
Title: Director

By:	/s/ Gordon Yip
Name: Gordon Yip
Title: Director
[Signature Page to Honeywell Aerospace Five Year Credit Agreement (2026)]

SOCIETE GENERALE, as an Initial Lender

By:	/s/ Richard Bernal
Name: Richard Bernal
Title: Managing Director
[Signature Page to Honeywell Aerospace Five Year Credit Agreement (2026)]

Standard Chartered Bank, as an Initial Lender

By:	/s/ Kevin Garrow
Name: Kevin Garrow
Title: Managing Director
[Signature Page to Honeywell Aerospace Five Year Credit Agreement (2026)]

The Toronto-Dominion Bank, New York Branch, as an Initial Lender

By:	/s/ David Perlman
Name: David Perlman
Title: Authorized Signatory
[Signature Page to Honeywell Aerospace Five Year Credit Agreement (2026)]

U.S. Bank National Association, as an Initial Lender

By:	/s/ Nathan Yu
Name: Nathan Yu
Title: Vice President
[Signature Page to Honeywell Aerospace Five Year Credit Agreement (2026)]

UniCredit Bank GmbH, New York Branch, as an Initial Lender

By:	/s/ Kimberly Sousa
Name: Kimberly Sousa
Title: Managing Director

By:	/s/ Peter Daugavietis
Name: Peter Daugavietis
Title: Director
[Signature Page to Honeywell Aerospace Five Year Credit Agreement (2026)]

DBS Bank Ltd., as an Initial Lender

By:	/s/ Lim Sok Hoon
Name: Lim Sok Hoon
Title: Assistant Vice President
[Signature Page to Honeywell Aerospace Five Year Credit Agreement (2026)]

HSBC Bank USA, N.A., as an Initial Lender

By:	/s/ Greg Duval
Name: Greg Duval
Title: Managing Director
[Signature Page to Honeywell Aerospace Five Year Credit Agreement (2026)]

National Westminster Bank plc, as an Initial Lender

By:	/s/ Jonathan Eady
Name: Jonathan Eady
Title: Director
[Signature Page to Honeywell Aerospace Five Year Credit Agreement (2026)]

Royal Bank of Canada, as an Initial Lender

By:	/s/ Olivia Potter
Name: Olivia Potter
Title: Director, Corporate Client Group - Finance
[Signature Page to Honeywell Aerospace Five Year Credit Agreement (2026)]

The Bank of Nova Scotia, as an Initial Lender

By:	/s/ Catherine B. Jones
Name: Catherine B. Jones
Title: Managing Director & Head, Corporate Banking - Industrials
[Signature Page to Honeywell Aerospace Five Year Credit Agreement (2026)]

THE NORTHERN TRUST COMPANY, as an Initial Lender

By:	/s/ Kimberly A. Crotty
Name: Kimberly A. Crotty
Title: Senior Vice President
[Signature Page to Honeywell Aerospace Five Year Credit Agreement (2026)]

Truist Bank, as an Initial Lender

By:	/s/ Anika Kirs
Name: Anika Kirs
Title: Director
[Signature Page to Honeywell Aerospace Five Year Credit Agreement (2026)]

Australia and New Zealand Banking Group Limited, as an Initial Lender

By:	/s/ Robert Grillo
Name: Robert Grillo
Title: Executive Director
[Signature Page to Honeywell Aerospace Five Year Credit Agreement (2026)]

Canadian Imperial Bank of Commerce, New York Branch, as an Initial Lender

By:	/s/ Andrew Millane
Name: Andrew Millane
Title: Executive Director
[Signature Page to Honeywell Aerospace Five Year Credit Agreement (2026)]

Commerzbank AG, New York Branch, as an Initial Lender

By:	/s/ Thomas Devitt
Name: Thomas Devitt
Title: Director

By:	/s/ Robert Sullivan
Name: Robert Sullivan
Title: Director
[Signature Page to Honeywell Aerospace Five Year Credit Agreement (2026)]

Lloyds Bank Plc, as an Initial Lender

By:	/s/ Martin Mactavish
Name: Martin Mactavish
Title: Associate Director
[Signature Page to Honeywell Aerospace Five Year Credit Agreement (2026)]

Oversea- Chinese Banking Corporation Limited, New York Agency, as an Initial Lender

By:	/s/ Grace Sun
Name: Grace Sun
Title: Deputy General Manager and Managing Director
[Signature Page to Honeywell Aerospace Five Year Credit Agreement (2026)]